UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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DYNEX CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS IS A PRELIMINARY PROXY STATEMENT AND IS SUBJECT TO COMPLETION. IT

HAS NOT, AND WILL NOT, BE MAILED TO STOCKHOLDERS.

March     , 2004

To Our Common Stockholders:

You are cordially invited to attend a special meeting of Common Stockholders of Dynex Capital, Inc. The meeting will be held at Dynex Capital’s corporate offices located at 4551 Cox Road, Suite 300, Glen Allen, Virginia, on             , April     , 2004 at 10:00 a.m. Eastern time.

At the special meeting, you will be asked to consider and approve the issuance of additional shares of Dynex Capital’s Common Stock pursuant to an amendment to our articles of incorporation that will create a new series of convertible preferred stock. The amendment is part of an important recapitalization transaction intended to simplify Dynex Capital’s capital structure. The recapitalization involves an offer to exchange new 9.5% Senior Notes for up to 70% of the outstanding shares of each of our series of Preferred Stock (Series A, Series B and Series C) (the “Note Offer”) and the conversion of the shares of each of our series of Preferred Stock not tendered in the Note Offer into shares of a new Series D Preferred Stock and Common Stock (the “Series D conversion”). The new Series D Preferred Stock will include improved conversion features, which could result in additional shares of Common Stock being issued in the future. As explained in greater detail below, we are undertaking this recapitalization in order to enhance our ability to pursue strategic alternatives, to enhance overall stockholder value by completing the recapitalization of our existing series of Preferred Stock at discounts to their current liquidation preferences, and to provide the holders of the Preferred Stock with increased liquidity for their shares.

In accordance with requirements of the New York Stock Exchange, the issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock requires the approval of the holders of a majority of the shares of Common Stock voted at a meeting of Common Stockholders at which a quorum is present.

Concurrently with the mailing of the accompanying proxy statement, Dynex Capital is separately seeking the approval by the holders of each series of Dynex Capital’s three series of Preferred Stock of the amendment of Dynex Capital’s articles of incorporation that will implement the Series D conversion. The adoption of the amendment by the holders of Preferred Stock requires the approval at a special meeting of the holders of two-thirds of the outstanding shares of each of the three series of Preferred Stock. A separate notice and proxy statement is being mailed to all holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the “Preferred Stockholders”) in connection with that special meeting, which will be held concurrently with the special meeting of Common Stockholders to which this letter and the accompanying proxy statement relate.

Dynex Capital is also commencing the Note Offer concurrently with the mailing of the accompanying proxy statement, through an offering circular distributed to all Preferred Stockholders. In the Note Offer, Dynex Capital is seeking tenders of up to approximately 70% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in exchange for a new series of 9.5% Senior Notes. If the amendment to the articles of incorporation authorizing the conversion of any remaining shares of Series A, Series B and Series C Preferred Stock into Series D Preferred Stock and Common Stock is approved at the special meeting of Preferred Stockholders and the issuance of additional shares of Common Stock is approved at the special meeting of Common Stockholders, both the Note Offer and the Series D conversion (including the issuance of additional shares of Common Stock) are expected to be completed and become effective as soon as practicable following the special meetings.

If the recapitalization is completed, the three existing series of Preferred Stock would be eliminated, and the accumulated dividend arrearages on those shares would also be eliminated. At December 31, 2003, there were a total of 1,866,677 shares of Preferred Stock of all three classes outstanding. At that date, those shares had an aggregate liquidation preference of $67.7 million, an aggregate dividend arrearage of $18.5 million, and a potential right to convert into 933,338 shares of Common Stock. If the maximum tender of approximately 70% of the outstanding shares of the Preferred Stock for 9.5% Senior Notes in the Note Offer occurs, and the Series D conversion is completed, there will be approximately 1,713,304 shares of Series D Preferred Stock outstanding with an aggregate liquidation preference of $17.1 million, 392,221 shares of Common Stock would be issued in connection with Series D conversion, and 1,713,304 additional shares of Common Stock could potentially be issued in future conversions of the Series D Preferred Stock. If the minimum tender of approximately 17.5% of the outstanding shares of the Preferred Stock occurs, and the Series D conversion is completed, there will be approximately 4,713,288 shares of Series D Preferred Stock outstanding with an aggregate liquidation preference of $47.1 million, 1,078,998 shares of Common Stock would be issued in connection with Series D conversion, and 4,713,288 additional shares of Common Stock could potentially be issued in future conversions of the Series D Preferred Stock. We expect the tender of Preferred Stock for 9.5% Senior Notes to become accretive to book value per share of Common Stock as and if the percentage of Preferred Stock tendered increases above the 17.5% minimum.

Dynex Capital is proposing the recapitalization (including the issuance of additional shares of Common Stock as a result of the Series D conversion and the potential future conversions of the Series D Preferred Stock) because it believes, among other reasons, that:

•	The elimination of the dividend arrearages in the three separate series of Preferred Stock at a discount, the replacement of three series of Preferred Stock with a single series, and the reduction in the overall amount of Preferred Stock outstanding, will simplify Dynex Capital’s capital structure and should create improved opportunities for Dynex Capital to engage in strategic transactions, access the capital markets, and/or reinvest in business activities.

•	The recapitalization may increase our book value per common share by up to $0.64 per common share from the December 31, 2003 value, depending upon the number of shares of Preferred Stock tendered in the Note Offer.

•	Because we are not using cash to effect the Note Offer or the Series D conversion, the recapitalization will permit us to accomplish our objectives while retaining cash for strategic initiatives.

•	The improved conversion features of the Series D Preferred Stock will better align the interests of our Preferred Stockholders with those of our Common Stockholders by creating greater opportunities for the holders of Preferred Stock to participate in any future success in the Company’s business strategies.

A committee of the board of directors reviewed and considered the terms of the recapitalization and unanimously recommended the approval of those terms, including the issuance of additional shares of Common Stock as a result of the Series D conversion and the potential future conversions of the Series D Preferred Stock, to the board of directors. The board of directors has determined that the recapitalization is both substantively and procedurally fair to Dynex Capital’s unaffiliated Common Stockholders and unaffiliated Preferred Stockholders of each series and is advisable and in the best interests of Dynex Capital and its stockholders, and recommends that Dynex Capital’s Common Stockholders vote to authorize the issuance of additional shares of Common Stock in connection with the Series D conversion and potential future conversions of the Series D Preferred Stock.

The board of directors did not retain the services of a financial advisor to render an opinion as to the fairness of the recapitalization transaction, but reached an independent determination that the transaction, including the Series D conversion and the issuance of additional shares of Common Stock, is substantively and procedurally fair to Dynex Capital’s unaffiliated Common Stockholders and unaffiliated Preferred Stockholders of each series. Dynex Capital did not retain an independent advisor to represent the interests of unaffiliated stockholders.

The board of directors unanimously recommends that you vote FOR the proposal to approve the issuance of additional shares of Common Stock as provided for by the proposed amendment to our articles of incorporation that will create a new Series D Preferred Stock.

Even if the Common Stockholders authorize the issuance of additional shares of Common Stock, we may not complete the recapitalization if any of several other conditions are not satisfied. These conditions include:

•	The approval by our Preferred Stockholders of the amendment to our articles of incorporation to accomplish the Series D conversion; and

•	The tender by our Preferred Stockholders of shares of Preferred Stock that will result in the issuance of at least $10,000,000 in principal amount of new Senior Notes.

Information about the special meeting of Common Stockholders and the business to be considered and voted upon at the special meeting is included in the accompanying notice of special meeting and proxy statement. These materials include a summary of the recapitalization, including the Series D conversion, and additional information about the parties involved and their interests in the recapitalization, including the Series D conversion. We encourage you to read and consider carefully the information contained in the proxy statement. In addition, you may find additional information about our company from documents we have filed with the Securities and Exchange Commission (“SEC”), including our combined Issuer Tender Offer Statement and Rule 13e-3 Transaction Statement filed on Schedule TO with the SEC.

Your vote is important regardless of the number of shares you own. We urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Returning a proxy card will not prevent you from attending the special meeting and voting in person, but will ensure that your vote is counted if you are unable to attend the meeting.

Thank you for your interest and participation.

Sincerely,

Thomas B. Akin Chairman of the Board

Stephen J. Benedetti Executive Vice President and Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Series D conversion or the Note Offer, passed upon the merits or fairness of the Series D conversion or the Note Offer, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

4551 Cox Road, Suite 300

Glen Allen, Virginia 23060

(804) 217-5800

NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS

To Our Common Stockholders:

Notice is hereby given that a special meeting of Common Stockholders of Dynex Capital, Inc. will be held at Dynex Capital’s corporate offices located at 4551 Cox Road, Suite 300, Glen Allen, Virginia, on             , April     , 2004 at 10:00 a.m., Eastern time for the following purposes:

1.	To approve the issuance of additional shares of Common Stock, as provided for in a proposed amendment to our articles of incorporation, in conjunction with the automatic conversion of our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into new Series D Preferred Stock and Common Stock (the “Series D conversion”) and the potential further issuance of additional shares of Common Stock if the new shares of Series D Preferred Stock are converted into Common Stock in the future.

2.	To approve adjournments of the special meeting in order to allow Dynex Capital to continue to solicit proxies from holders of Common Stock who have not cast a vote by proxy with respect to the approval of the proposal, or whose proxies have not been voted in favor of the proposal.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The board of directors is not aware of any other business to come before the special meeting.

These proposals are more fully described in the proxy statement that accompanies this notice. Please read the proxy statement carefully when determining how to vote on these proposals.

Concurrently with the mailing of the accompanying proxy statement, Dynex Capital is separately seeking the approval by the holders of each series of Dynex Capital’s three series of Preferred Stock of the amendment of Dynex Capital’s articles of incorporation that will accomplish the Series D conversion. The approval of the amendment that will implement the Series D conversion requires the affirmative vote of the holders of two-thirds of the outstanding shares of each of the three series of Preferred Stock. A separate notice and proxy statement is being mailed to all holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the “Preferred Stockholders”) in connection with a special meeting of the Preferred Stockholders to be held concurrently with the special meeting of Common Stockholders to which this notice relates.

Dynex Capital is also commencing an exchange offer (the “Note Offer”), concurrently with the mailing of the accompanying proxy statement, through an offering circular distributed with this notice and the accompanying proxy statement to all Preferred Stockholders. In the Note Offer, Dynex Capital is seeking tenders of up to approximately 70% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in exchange for a new series of 9.5% Senior Notes.

In accordance with requirements of the New York Stock Exchange, the issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock requires the approval of the holders of a majority of the shares of Common Stock voted at a meeting of Common Stockholders at which a quorum is present. If the proposal to authorize the issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock is approved at the Special Meeting of Common Stockholders and the amendment to Dynex Capital’s articles of incorporation providing for the Series D conversion is approved at the special meeting of Preferred Stockholders, both the Note Offer and the Series D conversion (including the issuance of additional shares of Common Stock) are expected to be completed and become effective as soon as practicable following the special meetings.

The Series D conversion and the Note Offer are part of an important recapitalization transaction that is intended to simplify Dynex Capital’s capital structure in order to enhance our ability to pursue strategic alternatives, to enhance overall stockholder value by completing the recapitalization of Preferred Stock at discounts to their current liquidation preferences, and to provide the holders of the Preferred Stock with increased liquidity for their shares. If either the proposal to authorize the issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock or the Series D conversion itself is not approved, then neither the Note Offer nor the Series D conversion (together, the “recapitalization”), as currently proposed, will be implemented.

The board of directors has fixed the close of business on March 5, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

After careful consideration as to the fairness of the recapitalization, from a financial point of view, to Dynex Capital’s unaffiliated Common Stockholders and unaffiliated Preferred Stockholders, including the exchange ratios relating to the Senior Notes offered in the Note Offer and the Series D Preferred Stock and Common Stock offered in the Series D conversion, Dynex Capital’s board of directors determined that the Note Offer and the Series D conversion are substantively and procedurally fair to Dynex Capital’s unaffiliated Common Stockholders and unaffiliated Preferred Stockholders of each series and are advisable and in the best interests of Dynex and its stockholders, and directed that the proposal to authorize the issuance of additional shares of Common Stock be submitted to Dynex Capital’s Common Stockholders for their approval. Dynex Capital’s board of directors recommends that you vote “FOR” the proposal.

A proxy card accompanies this notice of special meeting and the proxy statement. Whether or not you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly. If you plan to attend the special meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All Common Stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors

Stephen J. Benedetti Secretary

Glen Allen, Virginia

March     , 2004

PROXY STATEMENT

Exhibits

Appendix A Amendment to Articles of Incorporation

SUMMARY OF THE PROPOSAL

This summary term sheet highlights selected material information from this proxy statement, but may not contain all of the information that is important to you. To better understand the Series D conversion and the issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock, and for a more complete description of the terms of the Series D Preferred Stock, you should carefully read this entire proxy statement and the other documents referred to in this proxy statement. The actual terms of the Series D conversion are contained in the proposed amendment to our articles of incorporation included in this proxy statement as Appendix A. When used in this proxy statement, the terms “Company,” “Dynex Capital,” “we,” “our,” “ours” and “us” refer to Dynex Capital, Inc. and its consolidated subsidiaries, unless otherwise specified or the context requires otherwise. The term “unaffiliated,” when used in the phrase “unaffiliated holders of Common Stock” or “unaffiliated holders of Preferred Stock” means shareholders who are not directors or officers of Dynex Capital, and who are not persons or entities affiliated with any director or officer of Dynex Capital.

What Is Dynex Capital Seeking to Accomplish?

Dynex Capital is seeking to recapitalize its capital structure. We seek to accomplish this recapitalization through two steps: (1) an offer to Preferred Stockholders to exchange their shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock for new 9.5% Senior Notes, as disclosed in a separate offering circular mailed to all Preferred Stockholders (the “Note Offer”) and (2) an amendment to our articles of incorporation that will eliminate all shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock not tendered and accepted by us in the Note Offer and through the conversion of all such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into shares of a new Series D Preferred Stock and Common Stock (the “Series D conversion”). The issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock is described in detail in this proxy statement.

What Are the Benefits of the Recapitalization to the Common Stockholders?

•	The elimination of the dividend arrearages in the three separate series of Preferred Stock at a discount, the replacement of three series of Preferred Stock with a single series, and the reduction in the overall amount of Preferred Stock outstanding, will simplify Dynex Capital’s capital structure and should create improved opportunities for Dynex Capital to engage in strategic transactions, access the capital markets, and/or reinvest in business activities.

•	The recapitalization may increase our book value per common share. Book value per common share is estimated to increase by up to $0.64 per share from the December 31, 2003 value, depending upon the number of shares of Preferred Stock tendered in the Note Offer.

•	Because we are not using cash to effect the Note Offer or the Series D conversion, the recapitalization will permit us to accomplish our objectives while retaining cash for strategic initiative purposes.

•	The improved conversion features of the Series D Preferred Stock and the issuance of additional Common Stock in connection with the Series D conversion will better align the interests of our Preferred Stockholders with those of our Common Stockholders by creating greater opportunities for the holders of Preferred Stock to participate in any future success in the Company’s business strategies.

See “Background of the Recapitalization – Reasons for the Recapitalization.”

What Transactions Are Involved in the Series D Conversion?

The Series D conversion will convert our three series of Preferred Stock into a single series of Series D Preferred Stock. If the amendment to our articles of incorporation is approved by the holders of two-thirds of the outstanding shares of each of the three series of Preferred Stock and the other conditions to the recapitalization are satisfied or waived, the outstanding shares of each series of Preferred Stock will automatically be converted into shares of our Series D Preferred Stock. Holders of the existing Preferred Stock whose shares are converted into Series D Preferred Stock will also receive, as part of the conversion, shares of our Common Stock, and may receive cash in lieu of fractional shares of Series D Preferred Stock and Common Stock.

The Series D conversion is part of a recapitalization plan that also includes a separate Note Offer to exchange Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock for our new 9.5% Senior Notes. The Note Offer is described more completely in the separate offering circular being mailed to our Preferred Stockholders.

Because the Note Offer would be expected to be completed immediately before we file the amendment to our articles of incorporation that will create the Series D Preferred Stock, the Series D conversion that is part of the recapitalization will occur only with respect to shares of our existing Preferred Stock that are not tendered to and accepted by us in exchange for Senior Notes in the Note Offer. For more information about the terms of the conversion of the existing Preferred Stock, see “Proposal: Authorization of Issuance of Additional Shares of Common Stock – Basis of the Series D Conversion.”

Is Dynex Capital Willing To Complete Only Part of the Recapitalization?

No. If the issuance of additional shares of Common Stock is not approved by the Common Stockholders or the Series D conversion is not approved by the Preferred Stockholders, we will not consummate any portion of the Note Offer. Likewise, if the amount of Senior Notes to be issued to tendering stockholders in the Note Offer is not at least $10 million, we do not intend to complete either the Note Offer or the Series D conversion.

Will My Ownership of Dynex Capital be Diluted by the Issuance of Additional Shares of Common Stock in the Restructuring?

Yes. If the Note Offer is accepted by a minimum of 17.5% or a maximum of 70% of the holders of the existing Preferred Stock, we would issue approximately 1,078,998 or 392,221 shares, respectively, of additional Common Stock in the Series D conversion. These additional shares would represent 9.9% or 3.6%, respectively, of the issued and outstanding shares of Common Stock. In addition, if the Note Offer is accepted by a minimum of 17.5% or a maximum of 70% of the holders of the existing Preferred Stock, we would issue 4,713,288 and 1,713,304 shares of new Series D Preferred Stock, respectively. These shares would be convertible into Common Stock in the future on a one-for-one basis. Currently the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are convertible into 933,338 shares of Common Stock. However, the liquidation value of the Series D Preferred Stock is $10 per share, which exceeds the market price of the Common Stock as of                      ,             . In addition, we

expect the tender of Preferred Stock for 9.5% Senior Notes to become more accretive to book value per share of Common Stock as and if the percentage of Preferred Stock tendered increases above the 17.5% minimum.

What Process Did the Board Use in Deciding to Pursue the Recapitalization?

The decision to pursue the recapitalization was the result of deliberations by the board of directors and a committee of the board appointed in 2002 to consider the possibility of changes in our capital structure and other strategic alternatives. The committee held numerous meetings and considered a variety of alternatives, and recommended the recapitalization, including the Note Offer and the Series D conversion, to the full board, which unanimously approved the proposed recapitalization. See “Background of the Recapitalization – Reasons for the Recapitalization” and “— Recommendation of the Board of Directors; Fairness of the Recapitalization.”

Has the Board of Directors Recommended That I Vote “FOR” the Issuance of Additional Shares of Common Stock Pursuant to the Series D Conversion and Potential Future conversions of the Series D Preferred Stock?

Yes. The board of directors has unanimously approved the Series D conversion, including the issuance of additional shares of Common Stock, and recommends to the Common Stockholders the approval of the proposal to authorize the additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock. See “Background of the Recapitalization – Reasons for the Recapitalization.”

Do the Board and the Committee Believe that the Recapitalization is Fair to Existing Stockholders?

Yes. Although the board of directors and the board committee did not obtain an appraisal or fairness opinion from a separate financial advisor, the board and the committee believe that the Series D conversion, in conjunction with the Note Offer, is both substantively and procedurally fair to the existing holders of Common Stock and the Preferred Stock, including the unaffiliated stockholders of each class or series. The reasons for the board’s and the committee’s determination include:

•	the holders of Common Stock may benefit from the recapitalization notwithstanding the issuance of additional shares of Common Stock in the Series D conversion because the recapitalization may increase our book value per common share, depending upon the number of shares of Preferred Stock tendered in the Note Offer;

•	the improved conversion features of the Series D Preferred Stock and the issuance of additional Common Stock in connection with the Series D conversion will better align the interests of our Preferred Stockholders with those of our Common Stockholders by creating greater opportunities for the holders of Preferred Stock to participate in any future success in the company’s business strategies;

•	the holders of the new Series D Preferred Stock will be assured of continued representation on the board of directors of Dynex Capital, whereas their right to representation on the board of directors under the terms of the existing Preferred Stock depends on our failure to cure current dividend arrearages; and

•

the fact that the Series D conversion will not take place unless the issuance of additional shares of Common Stock and possible future issuance of Common Stock in conjunction with any future conversions of Series D Preferred Stock are approved by the holders of a majority of the shares of the Common Stock present at a meeting of the Common Stockholders of

Dynex Capital, and the fact that because the members of the board of directors and the sole executive officer of Dynex Capital hold in aggregate less than 15% of the outstanding shares of the Common Stock, this approval requirement will require substantial support by the unaffiliated holders of Common Stock.

See “Background of the Recapitalization – Reasons for the Recapitalization.”

Did the Board of Directors and the Committee Consider Alternatives to the Note Offer and the Series D Conversion?

Yes. The board of directors and the board committee considered four principal alternatives to the Note Offer and Series D conversion:

•	Sale. Dynex Capital began exploring the possible sale of the company in 1999, resulting in the execution of a merger agreement in November 2000. For a number of reasons, the transaction was not completed and the merger agreement was terminated in January 2001. Since that time Dynex Capital has had various discussions with possible interested parties, but has not actively pursued a sale and has held no substantive discussions since June 2002. The board and the committee believe that our ability to pursue a sale transaction is hampered by the complexity of our capital structure and by our continued ownership of certain assets that are disfavored in the current market, including our portfolio of manufactured home loans. We also had tax net operating loss carryforwards of an estimated $124 million as of December 31, 2003, and have not been able to find a transaction that would allow our stockholders to receive suitable consideration for that asset.

•	Liquidation. We have considered the possibility of liquidating the assets on our balance sheet and returning the proceeds of liquidation to our stockholders. The board and the committee have concluded that we would be unable in the near term to realize the full value of our assets, including our large loss carryforwards, through a liquidation scenario. The difficulty of conducting a successful liquidation is affected by our ownership of complex financial assets that are difficult to price, and by the fact that in a liquidation scenario we would likely be required to substantially discount assets on our balance sheet in order to find a willing buyer.

•	Strategic alternatives. We have also considered the pursuit of strategic alternatives that would allow us to expand our business and more fully use the available loss carryforwards. As we have previously reported, we have explored the pursuit of a variety of strategic alternatives, including engaging a third-party manager and the possibility of acquiring a financial institution. The substantial dividend arrearages on the Preferred Stock, together with the overall complexity of our capital structure, have been impediments to the successful pursuit of a number of strategic alternatives we have considered.

•	No recapitalization. We have also considered the effect of electing not to restructure our Preferred Stock. Although we believe that we will generate cash flow sufficient to eliminate the dividend arrearages and/or pay future dividends, this option does not permit us to deploy as much capital to strategic alternatives and does not solve our long-term need to simplify our capital structure.

See “Background of the Recapitalization – Reasons for the Recapitalization.”

Will the Recapitalization Result in a Change of Control of Dynex Capital?

No. If the Note Offer is accepted by a minimum of 17.5% or a maximum of 70% of the holders of the existing Preferred Stock, we would issue approximately 1,078,998 or 392,221 shares, respectively, of additional Common Stock in the Series D conversion. These additional shares would represent only 9.9% or 3.6%, respectively, of the issued and outstanding shares of Common Stock. In addition, if the Note Offer is accepted by a minimum of 17.5% or a maximum of 70% of the holders of the existing Preferred Stock, we would issue 4,713,288 and 1,713,304 shares of new Series D Preferred Stock, respectively. However, were Dynex Capital to waive the minimum tender requirement, and if the Note Offer is accepted by none of the holders of the existing Preferred Stock, we would issue approximately 5,713,428 shares of new Series D Preferred Stock and 1,307,957 shares of Common Stock (which would represent 12.0% of the issued and outstanding shares of Common Stock). These shares would be convertible into shares of Common Stock in the future on a one-for-one basis.

Does the Recapitalization Involve any Conflicts of Interest?

Yes. In considering the recommendations of the board committee and the board of directors, you should be aware that four of Dynex Capital’s directors, including three of the directors who served on the committee, are beneficial owners of Preferred Stock and may have interests that conflict with your interests as a holder of the Common Stock.

Because these directors own Preferred Stock, their interests in establishing terms of the Series D Preferred Stock that provide for the receipt of additional shares of Common Stock and allow for future conversion rights are different from the interests of the holders of the Common Stock, and it is possible that their recommendations with respect to the Series D conversion may have been influenced by economic interests not shared by the holders of the Common Stock.

See “Background of the Recapitalization – Reasons for the Recapitalization.”

Did the Board and the Committee Retain a Financial Advisor?

No. The committee and the board of directors determined that it was unnecessary to hire an outside financial advisor to evaluate the Note Offer and the Series D conversion. As described above, the committee and board of directors determined that the Note Offer and the Series D conversion were substantively fair to the holders of each series of Preferred Stock, to the holders of Dynex Capital’s Common Stock, to the unaffiliated holders of each series or class of stock and to Dynex Capital as a whole. Because the fairness analysis already conducted by the committee and the board of directors reflected the fact that holders of each series of Preferred Stock will be treated equally and that the holders of Preferred Stock will be expected to receive Senior Notes, Series D Preferred Stock and Common Stock that would be listed for trading in public securities market, and because the committee and the board of directors concluded that the valuations of Dynex Capital as a going concern or for liquidation purposes would not be meaningful, the committee and board did not believe it was necessary to obtain the opinion of a separate financial advisor.

The board of directors and the committee also concluded that the Series D conversion (including the issuance of additional shares of Common Stock) is procedurally fair to the unaffiliated holders of each class or series of Common Stock and Preferred Stock. The board of directors and the committee took into account the fact that because of the two-thirds voting requirement, the terms of the Series D conversion would be required to be approved by a majority of disinterested holders of each series of Preferred Stock, as well as the fact that the issuance of additional shares of Common Stock in conjunction with the Series D conversion and the potential future conversions of the Series D Preferred Stock would be subject to approval by the holders of a majority of our Common Stock that are present and voting at the special meeting of Common Stockholders.

See “Background of the Recapitalization – Reasons for the Recapitalization.”

Who Will Serve as the Information Agent in Connection With the Series D Conversion (Including the Issuance of Additional Shares of Common Stock)?

MacKenzie Partners, Inc. will serve as Information Agent in connection with the Series D conversion (including the proposal to issue additional shares of Common Stock). The Information Agent’s telephone number is (212) 929-5500 or (800) 322-2885 (toll free). See “Information About the Meeting—Solicitation of Proxies” and the information set forth on the back cover of this proxy statement. The Information Agent can help answer your questions.

When is the Recapitalization Expected to Be Completed?

Subject to the necessary stockholder approvals and satisfaction or waiver of our closing conditions, we expect the recapitalization (including the issuance of additional shares of Common Stock pursuant to the Series D conversion) to be completed on the day of the meetings of the Common Stockholders and the Preferred Stockholders, or shortly after that date.

What are the Conditions to Completing the Recapitalization?

The completion of the recapitalization is subject to several conditions, including the following:

•	approval of the amendment to our articles of incorporation by the holders of at least two-thirds of the outstanding shares of each series of the existing of the Preferred Stock.

•	approval of the issuance of additional Common Stock in connection with the Series D conversion by the holders of a majority of the shares of Common Stock present at the special meeting.

•	the tender of shares of Preferred Stock that will result in the issuance of at least $10,000,000 in principal amount of our new Senior Notes.

The recapitalization is also subject to certain general conditions, including the absence of court or other governmental actions prohibiting the Series D conversion, general market conditions, the condition of our business, and the conditions to the completion of the Note Offer. See “Proposal: Authorization of Issuance of Additional Shares of Common Stock — Conditions to the Series D Conversion.” We are not aware of any factors that would cause the failure of any of the closing conditions.

If either the issuance of additional shares of Common Stock or the Series D conversion is not approved, we expect to terminate the Note Offer without accepting any of the shares of Preferred Stock that are tendered. The holders of Preferred Stock will continue to hold those shares, and will continue to be entitled to the dividends and other rights now provided for with respect to each series of the Preferred Stock.

See “Proposal: Authorization of Issuance of Additional Shares of Common Stock — Vote Required” and “—Conditions to the Series D Conversion.”

When and Where is the Meeting?

The meeting of Common Stockholders will take place on April             , 2004, at 10:00 a.m., Eastern Time, at Dynex Capital’s corporate offices located at 4551 Cox Road, Suite 300, Glen Allen, Virginia. See “Information About the Meeting.”

What Will be Voted on at the Meeting?

At the special meeting:

•	the Common Stockholders will vote upon a proposal to authorize the issuance of additional shares of Common Stock in conjunction with the Series D conversion and potential future conversions of the Series D Preferred Stock.

•	if necessary, the stockholders may be asked to consider adjourning the meeting in order for Dynex Capital to continue to solicit proxies from stockholders who have not yet voted or who have not voted in favor of the proposal to authorize the issuance of additional shares of Common Stock.

•	the stockholders will transact other business that may come before the meeting.

See “Information About the Meeting—Voting at the Meeting.”

Who is Entitled to Vote?

Only Common Stockholders of record at the close of business on March 5, 2004, which is the “Record Date,” are entitled to notice of, and to vote at, the special meeting.

What Stockholder Vote is Required to Approve the Issuance of Additional Shares of Common Stock?

The proposal to authorize the issuance of additional shares of Common Stock must be approved by the holders of a majority of the shares of Common Stock voted at the special meeting if a quorum is present. In addition, contemporaneously with the special meeting, the approval of the Series D conversion by the holders of two-thirds of each series of our Preferred Stock will be sought. We do not have advance assurances of approval from the holders of the Common Stock, or from the holders of any of the series of Preferred Stock.

See “Information About the Meeting—Record Date, Quorum and Required Vote.”

What Do I Need To Do Now?

First, read this proxy statement carefully. Then, you should complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If your shares are held by a broker as nominee, you should receive a proxy card from your broker. That card will contain a control number, and you may use that number to vote on the Internet at www.proxyvote.com or by phone by calling the toll-free number that appears on your proxy card. See “Information About the Meeting—Voting at the Meeting.”

May I Change My Vote After I Have Mailed In My Signed Proxy Card Or Otherwise Voted?

Yes. To change your vote you can:

•	send in a later-dated, signed proxy card or a written revocation before the meeting, or

•	attend the meeting and give oral notice of your intention to vote in person.

You should be aware that simply attending the meeting will not in and of itself constitute a revocation of your proxy. See “Information About the Meeting—Revocation of Proxies.”

If My Shares Are Held In “Street Name” By My Broker, Will My Broker Vote My Shares For Me?

Your broker will vote your shares only if you provide written instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See “Information About the Meeting.”

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have any questions concerning the issuance of additional shares of Common Stock or the Series D conversion or if you would like additional copies of the proxy statement, please call us at (804) 217-5800. The summary information provided above in “question and answer” format is for your convenience only and is merely a brief description of material information contained in this proxy statement. You should carefully read this proxy statement in its entirety, including the proposed amendment to our articles of incorporation in Appendix A.

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This proxy statement is being furnished to holders of the Common Stock of Dynex Capital in connection with the solicitation by its board of directors of proxies to be used at the special meeting of the holders of its Common Stock to be held on April     , 2004 at 10:00 a.m., Eastern Time, at Dynex Capital’s corporate offices, located at 4551 Cox Road, Suite 300, Glen Allen, Virginia, and at any adjournments thereof. This proxy statement is first being mailed to stockholders on or about March     , 2004.

Voting at the Meeting

Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or present in person at the special meeting. A proxy card is enclosed. Stockholders are requested to vote by completing the proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the board of directors of Dynex Capital will be voted in accordance with directions given in the proxy card. The approval of the proposal to provide for the issuance of additional shares of Common Stock pursuant to the amendment to Dynex Capital’s articles of incorporation and the approval of adjournments of the special meeting, if needed, are the only matters presently scheduled to be considered by the stockholders at the special meeting. Where no instructions are indicated, proxies will be voted FOR the proposal and FOR adjournment, if applicable.

The board of directors knows of no additional matters that will be presented for consideration at the special meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the special meeting or any adjournments thereof.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by filing written notice of revocation with the Secretary of Dynex Capital, by delivering to Dynex Capital a duly executed proxy bearing a later date, or by attending the special meeting, filing a notice of revocation with the Secretary and voting in person. However, if you are a stockholder whose shares are not registered in your name, you will need additional documentation from the record holder of your shares to vote personally at the meeting.

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed will be borne by Dynex Capital. Proxies may also be solicited personally or by telephone, or by directors, officers, and regular employees of Dynex Capital, without additional cost to us. We have retained MacKenzie Partners, Inc. to act as information agent for the special meeting, but MacKenzie Partners will not actively solicit proxies for the meeting and we will not pay any fees to a third party to assist in the solicitation of proxies. We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Record Date, Quorum and Required Vote

The securities that may be voted at the special meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the meeting.

The close of business on March 5, 2004 has been established by the board of directors as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, and any adjournments thereof. As of the record date, there were 1,834 shares of Common Stock outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the shares of Common Stock voted on each action at the meeting will be required to take any action at the special meeting, including the approval of any adjournment. We will treat shares of Common Stock represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum at the special meeting and for the purpose of determining the outcome of any question submitted to the stockholders for a vote. The inspectors of election will treat “broker non-votes” (i.e., shares held by brokers that are represented at a meeting but with respect to which the broker does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of establishing a quorum. For the purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions (although the board of directors knows of no other matter that is expected to be presented at the special meeting). Accordingly, abstentions and broker non-votes will have no effect on the proposal to authorize the issuance of additional shares of Common Stock.

For discussion of the circumstances under which we might seek to adjourn the special meeting in order to solicit additional proxies in favor of the proposal to authorize the issuance of additional shares of Common Stock, see “Proposal: Authorization of Issuance of Additional Shares of Common Stock – Possible Adjournment of the Meeting.”

PROPOSAL:

AUTHORIZATION OF ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK

Issuance of Shares of Common Stock in the Series D Conversion

In conjunction with the Note Offer, Dynex Capital seeks to restructure its capital structure by amending its articles of incorporation following completion of the Note Offer. The amendment provides for the conversion of all of the remaining outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into a combination of shares of Series D Preferred Stock and shares of Common Stock, plus cash in lieu of fractional shares of Series D Preferred Stock or Common Stock that would result from the conversion (the “Series D conversion”). Assuming that a minimum of 17.5% of the Series A Preferred Stock, 17.5% of the Series B Preferred Stock and 17.5% of

the Series C Preferred Stock is exchanged for Senior Notes pursuant to the Note Offer, the Preferred Stockholders will receive in the Series D conversion, in exchange for their shares of Preferred Stock, an aggregate of approximately 4.7 million shares of Series D Preferred Stock and 1.08 million shares of Common Stock. In addition, the 4.7 million shares of Series D Preferred Stock that would be issued would be convertible on a one-for-one basis into the same number of shares of Common Stock.

Assuming that a maximum of 70% of the Series A Preferred Stock, 70% of the Series B Preferred Stock and 70% of the Series C Preferred Stock is exchanged for Senior Notes pursuant to the Note Offer, the Preferred Stockholders will receive, in exchange for their shares of Preferred Stock, an aggregate of approximately 1.7 million shares of Series D Preferred Stock and 0.39 million shares of Common Stock. In addition, the 1.7 million shares of Series D Preferred Stock that would be issued would be convertible on a one-for-one basis into the same number of shares of Common Stock.

Were Dynex Capital to waive the minimum tender requirement in the Note Offer, and if none of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock is exchanged for Senior Notes pursuant to the Note Offer, the Preferred Stockholders would receive, in exchange for their shares of Preferred Stock, an aggregate of approximately 5.7 million shares of Series D Preferred Stock and 1.3 million shares of Common Stock. In addition, the 5.7 million shares of Series D Preferred Stock that would be issued would be convertible on a one-for-one basis into the same number of shares of Common Stock.

As of March 5, 2004, the directors of Dynex Capital beneficially owned approximately 25.97% of the outstanding shares of Series A Preferred Stock, 27.20% of the outstanding shares of Series B Preferred Stock, and 21.02% of the outstanding shares of Series C Preferred Stock. The number of shares of Series D Preferred Stock and the number of additional shares of Common Stock that will be issued to the directors and their affiliates in the Series D conversion will depend on the number of shares tendered to, and accepted by, Dynex Capital in the Note Offer.

In accordance with requirements of the New York Stock Exchange, the issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock requires the approval of the holders of a majority of the shares of Common Stock voted at a meeting of Common Stockholders at which a quorum is present.

If either the proposal to authorize the issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock or the Series D conversion itself is not approved, then neither the Note Offer nor the Series D conversion (together, the “recapitalization”), as currently proposed, will be implemented.

Basis of the Series D Conversion

The conversion ratio for the Series D conversion is: (a) 2.784 shares of Series D Preferred Stock and .6373 shares of Common Stock for each outstanding share of Series A Preferred Stock, plus cash in lieu of fractional shares, (b) 2.842 shares of Series D Preferred Stock and .6506 shares of Common Stock for each outstanding share of Series B Preferred Stock, plus cash in lieu of fractional shares, and (c) 3.48 shares of Series D Preferred Stock and .7967 shares of Common Stock for each outstanding share of Series C Preferred Stock, plus cash in lieu of fractional shares. The conversion ratios were established based on valuing each share of Preferred Stock at 116% of its original issue price and the Series D Preferred Stock at an issue price of $10.00 per share, which is the per share liquidation preference of the Series D Preferred Stock.

The conversion ratio for the Common Stock portion of the Series D conversion was based on 15% of the original issue price of each share of Preferred Stock and the average closing price of the Common Stock of $5.6484 as traded on the New York Stock Exchange for the fifty trading days prior to the announcement of the Series D conversion on January 8, 2004.

Based on these conversion ratios, a holder of 100 shares of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock would receive the following upon the conversion of his original shares:

Original Shares Held	Number of Shares of Series D Preferred Stock to be Issued	Aggregate Liquidation Value of Series D Preferred Stock to be Issued	Number of Shares of Common Stock to be Issued	Cash Payment in Lieu of Fractional Shares
100 shares of Series A Preferred Stock	278	$2,780	63	$8.12

100 shares of Series B Preferred Stock	284	$2,840	65	$2.34

100 shares of Series C Preferred Stock	348	$3,480	79	$3.78

Issuance of Shares of Common Stock as a Result of Future Conversions of the Series D Preferred Stock

The amendment to the articles of incorporation of Dynex Capital provides for the Series D Preferred Stock to be convertible into additional shares of Common Stock at any time at the holder’s option. A conversion will be made on a one-for-one exchange basis, so that each share of Series D Preferred Stock is convertible into a single share of Common Stock. The present liquidation value of the Series D Preferred Stock is $10.00 per share, which exceeds the market value of the Common Stock as of March     , 2004, and also exceeds the book value per share of the Common Stock as of December 31, 2003. Dynex Capital also has the option to redeem shares of Series D Preferred Stock in exchange for a like number of shares of Common Stock at any time when the closing price of the Common Stock on the New York Stock Exchange has equaled or exceeded $10 per share for a period of twenty (20) trading days within any period of thirty (30) consecutive trading days.

No Appraisal Rights

No appraisal or dissenters’ rights are available to Dynex Capital’s stockholders under the Virginia Stock Corporation Act with respect to the Series D conversion or the issuance of additional shares of Common Stock, and Dynex Capital will not independently provide stockholders with any such rights.

Dividends on the Common Stock and Preferred Stock

The holders of Common Stock are entitled to receive distributions if, as and when authorized and declared by Dynex Capital’s board of directors out of assets legally available for the payment of distributions. Shares of Common Stock have equal distribution rights. To the extent that any distributions (whether payable in cash or stock) on Common Stock are treated as nonpreferential dividends for federal income tax purposes, they may be used to satisfy Dynex Capital’s 90% REIT distribution requirement.

Unless full dividends on the issued and outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and, if approved and issued, the Series D Preferred Stock have been paid for all past dividend periods, no dividends may generally be paid on the Common Stock.

Dividends on the Preferred Stock are cumulative and equal, per share, to the greater of (i) the per quarter base rate of $0.585 for Series A Preferred Stock and Series B Preferred Stock, and $0.73 for Series C Preferred Stock, or (ii) one-half times the per share quarterly dividend declared on our Common Stock. During the first two quarters of 1999, we declared dividends in the aggregate amount of $1.17 per share on our shares of Series A Preferred Stock and Series B Preferred Stock, and $1.46 per share on our shares of Series C Preferred Stock. During 2000, we did not declare any dividends. During the second quarter of 2001, we declared dividends of $0.2925 per share on our shares of Series A Preferred Stock and Series B Preferred Stock, and $0.3649 per share on our shares of Series C Preferred Stock. During the third quarter of 2002, we declared dividends of $0.2925 per share on our shares of Series A Preferred Stock and Series B Preferred Stock, and $0.3651 per share on our shares of Series C Preferred Stock. During the third quarter of 2003, we declared dividends of $0.8775 per share on our shares of Series A Preferred Stock and Series B Preferred Stock, and $1.0950 per share on our shares of Series C Preferred Stock. The 2001, 2002 and 2003 dividends were declared in order for us to maintain our status as a real estate investment trust. We have not declared a dividend on any shares of our Preferred Stock since the third quarter of 2003.

As of December 31, 2003, the total amount of dividends in arrears on the Series A Preferred Stock was approximately $4,476,000 ($9.07 per Series A Preferred Stock share), on the Series B Preferred Stock $6,240,000 ($9.07 per Series B Preferred Stock share), and on the Series C Preferred Stock $7,750,000 ($11.32 per Series C Preferred Stock share).

If the Series D conversion occurs, the dividend arrearages on the Series A, B and C Preferred Stock will be eliminated, and holders of the new Series D Preferred Stock will be entitled to receive dividends only as provided under the terms of the Series D Preferred Stock.

Preemptive Rights

Under certain circumstances, the holders of Common Stock may have preemptive rights to acquire Common Stock. The holders of Common Stock do not have preemptive rights in connection with the Note Offer, the Series D conversion or the issuance of additional shares of Common Stock pursuant to the Series D conversion or the potential future issuance of Common Stock upon conversion of the Series D Preferred Stock.

Vote Required

Pursuant to New York Stock Exchange requirements, this proposal will be submitted for approval to the holders of Dynex Capital’s Common Stock. If the proposal is approved by the holders of a majority of the shares of Common Stock voted at the meeting, if a quorum is present, and all other closing conditions are satisfied, the Note Offer and the Series D conversion will be consummated and the shares of each series of Preferred Stock outstanding following the closing of the Note Offer will automatically be converted into shares of our Series D Preferred Stock and Common Stock, with an additional payment of cash in lieu of any fractional shares of Series D Preferred Stock and Common Stock. Each share of Common Stock outstanding on the record date for the special meeting is entitled to one vote.

Fees and Expenses

The estimated fees and expenses payable by Dynex Capital in connection with the Note Offer and the Series D conversion are set forth in the table below:

Legal, Accounting and Other Professional Fees	$280,000
Printing and Mailing Costs	70,000
Information Agent	10,000
Listing Fees	27,000
Filing Fees	4,500
Miscellaneous	10,500

Total	$402,000

Dynex Capital will be responsible for all fees and expenses incurred by it in connection with the Note Offer and the Series D conversion.

Conditions to the Series D Conversion

We will not complete the Series D conversion (including the issuance of additional shares of Common Stock as a result of the Series D conversion and potential future conversions of the Series D Preferred Stock) unless the following conditions are satisfied:

•	The issuance of additional shares of Common Stock in conjunction with the Series D conversion and the potential future conversions of Series D Preferred Stock into additional indebtedness of Dynex Capital is approved by a majority of the holders of the Common Stock present at a meeting of the holders of the Common Stock at which a quorum is present.

•	The Series D conversion is approved by the holders of each series of Preferred Stock, which requires the approval of the holders of two-thirds of the shares of each series of Preferred Stock.

•	The holders of the Preferred Stock tender shares of Preferred Stock in the Note Offer that will result in the issuance of at least $10 million in principal amount of Senior Notes.

•	The Indenture under which the Senior Notes will be issued is qualified under the Trust Indenture Act of 1939.

In addition, the completion of the Series D conversion is subject to the conditions applicable to the completion of the Note Offer, as described in the offering circular. These conditions include the occurrence of any of the following events that, in Dynex’s judgment make it inadvisable to proceed with the Note Offer or the Series D conversion:

(a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Note Offer or the completion of the Series D conversion, the acquisition of some or all of the shares pursuant to the Note Offer or otherwise relates in any manner to the Note Offer or the completion of the Series D conversion, or (ii) in Dynex Capital’s reasonable judgment, could

(A) materially and adversely affect the business, condition (financial or otherwise), assets, income, operations or prospects of Dynex Capital and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Dynex Capital or any of its subsidiaries or materially impair the contemplated benefits of the Note Offer or Series D conversion to Dynex Capital, (B) make the acceptance for payment of, or payment for, some or all of the tendered shares illegal or otherwise restrict or prohibit consummation of the Note Offer or Series D conversion or (C) delay or restrict the ability of Dynex Capital, or render Dynex Capital unable, to accept for payment or pay for or issue Senior Notes for some or all of the tendered shares or to complete the Series D conversion;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Note Offer, the Series D conversion or Dynex Capital or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Dynex Capital’s reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency, authority or tribunal on, or any event that, in Dynex Capital’s reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Preferred Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Dynex Capital, have a material adverse effect on Dynex Capital’s business, condition (financial or otherwise), assets, income, operations or prospects or the trading in the Preferred Stock, (vi) in the case of any of the foregoing existing at the time of the commencement of the Note Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on January 8, 2004;

(d) a tender or exchange offer for any or all of the shares of any series of capital stock of Dynex Capital (other than the Note Offer), or any merger, business combination or other similar transaction with or involving Dynex Capital or any subsidiary, shall have been proposed, announced or made by any person;

(e) (i) any person, entity or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any series of capital stock (other than any such person, entity or group who has a Schedule 13G on file with the SEC as of January 8, 2004 relating to share ownership in Dynex Capital and does not acquire beneficial ownership of an additional 2% or more of any series of capital stock or effect a change in filing status to Schedule 13D or (ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have made a public announcement reflecting an intent to acquire Dynex Capital or any of its subsidiaries or any of their respective assets or securities otherwise than in connection with a transaction authorized by the board;

(f) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of Dynex Capital or its subsidiaries that, in Dynex Capital’s reasonable judgment, is or may be material to Dynex Capital or its subsidiaries;

(g) Dynex Capital determines that it is unable to secure the listing of the Senior Notes and/or the Series D Preferred Stock on an appropriate exchange or market; or

(h) Dynex Capital determines that the consummation of the Note Offer or the Series D conversion may adversely affect Dynex Capital’s ability to qualify as a real estate investment trust.

Any determination by Dynex Capital concerning any events described in this section and any related judgment or decision by Dynex Capital regarding the inadvisability of proceeding with the Note Offer or Series D conversion shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of Dynex Capital and may be asserted by Dynex Capital in circumstances giving rise to those conditions or may be waived by Dynex Capital in whole or in part. Dynex Capital’s failure at any time to exercise any of the foregoing shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration or termination of the Note Offer. However, unless sooner terminated, the Note Offer will remain open until all conditions have been satisfied or waived. Moreover, Dynex Capital cannot waive the conditions requiring the requisite approvals of the holders of Preferred Stock and Common Stock.

Board Recommendation

After careful consideration, Dynex Capital’s board of directors determined that the Note Offer and the Series D conversion (including the issuance of additional shares of Common Stock as a result of the Series D conversion and potential future conversions of the Series D Preferred Stock) are advisable and in the best interests of Dynex Capital and its stockholders, and is fair to all of its stockholders, including its unaffiliated stockholders of each series or class, and directed that the proposal to authorize the issuance of additional shares of Common Stock be submitted to Dynex Capital’s Common Stockholders for their approval. Dynex Capital’s board of directors recommends that you vote “FOR” the proposal.

Possible Adjournment of the Meeting

In addition to being asked to vote on whether to authorize the issuance of additional shares of Common Stock pursuant to the Series D conversion and potential future conversions of the Series D Preferred Stock, the holders of our Common Stock are also being asked to grant a proxy giving the proxy holders the authority to vote their shares in favor of an adjournment of the special meeting. Although we have attempted to allow sufficient time for the holders of the Common Stock to submit their proxies to Dynex Capital, we historically have had low stockholder participation at our stockholders’ meetings, and we are concerned that an adjournment of the meeting might be necessary in order to give us the opportunity to solicit additional proxies in favor of the proposal to authorize the issuance of additional shares. We do not know whether an adjournment will be necessary, and will not seek an adjournment if a sufficient number of proxies in favor of the proposal to authorize the issuance of additional shares of Common Stock have been received on or prior to the date of the special meeting. Dynex Capital’s board of directors recommends that you vote “FOR” possible adjournments.

FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement and the documents incorporated by reference in and attached to this proxy statement about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this proxy statement. Such statements may include, but not be limited to:

•	estimates of the value of our Preferred Stock,

•	predictions as to the future liquidity of the Series D Preferred Stock or new Senior Notes,

•	expectations as to future revenues and other results of operations, capital expenditures, plans for future operations, financing needs or plans,

•	plans relating to the pursuit of strategic business alternatives,

•	our ability to service our debt obligations, and

•	plans relating to our products or services, as well as assumptions relating to the foregoing.

Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this proxy statement describe factors, among others, that could contribute to or cause such differences. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

This summary historical and pro forma financial information should be read in conjunction with our audited consolidated financial statements set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2003, and the section of this Form 10-K captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated herein by reference.

The following summary historical financial information is derived from our audited consolidated financial statements for the years ended December 31, 2003 and 2002, which are incorporated by reference into this proxy statement.

(amounts in thousands except share data)

	Year Ended December 31,
	2003	2002
Total interest income	$152,215	$182,139
Total interest and related expense	113,244	132,986
Provision for loan losses	(37,082)	(28,483)
Net interest margin	(1,889)	20,670
Impairment charges (1)	(16,355)	(18,477)
Gain (loss) on sale of investments, net	1,555	(150)
Trading losses	—	(3,307)
Other income	436	1,397
General and administrative expenses	(8,632)	(9,493)

Net loss	(21,107)	(9,360)

Net loss to common shareholders	$(14,260)	$(18,946)

Net loss per common share:
Basic and Diluted	$(1.31)	$(1.74)

	Year Ended December 31,
	2003	2002
Investments (3)	$1,850,675	$2,185,746
Total assets	1,865,235	2,205,735
Non-recourse securitization financing	1,679,830	1,980,702
Repurchase agreement and senior notes	33,933	—
Total liabilities	1,715,389	1,982,314
Shareholders’ equity	149,846	223,421
Number of common shares outstanding	10,873,903	10,873,903
Average number of common shares	10,873,903	10,873,871
Book value per common share (2)	$7.55	$8.57

(1)	Impairment charges for the years ended December 31, 2003 and 2002 include several adjustments related largely to non-recurring items. See Footnote 14 to the consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2003.

(2)	Inclusive of the liquidation preference on our preferred stock.

(3)	Investments classified as available for sale are shown at fair value.

The following unaudited pro forma condensed consolidated balance sheet data as of December 31, 2003 gives pro forma effect to the Note Offer and the Series D conversion, assuming (1) that the minimum 17.5% of shares of each series are tendered for Senior Notes aggregating $10,000,000 at the prices offered herein, (2) alternatively, that the maximum 70% of shares of each series are tendered for Senior Notes aggregating $40,000,000 at the prices offered herein, and (3) as if no shares are tendered for Senior Notes, so that all of the shares of each series are converted into shares of Series D Preferred Stock and Common Stock, in each case, as if the recapitalization had occurred on December 31, 2003. The unaudited condensed consolidated statement of operations data for the year ended December 31, 2003 gives pro forma effect to the Note Offer and the Series D conversion, assuming (1) that the minimum 17.5% of shares of each series are tendered for Senior Notes aggregating $10,000,000 at the prices offered herein, (2) alternatively, that the maximum 70% of shares of each series are tendered for Senior Notes aggregating $40,000,000 at the prices offered herein, and (3) as if no shares are tendered for Senior Notes, so that all of the shares of each series are converted into shares of Series D Preferred Stock and Common Stock, in each case, as if the recapitalization were effective as of January 1, 2003, the beginning of Dynex Capital’s 2003 fiscal year. The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 also assumes that Dynex Capital was free to undertake the recapitalization as of January 1, 2003 without restriction, and further assumes that no repayments of principal on the new Senior Notes occurs during the pro forma periods presented. The unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 2003 assumes the repayment of the Senior Notes due 2005 which were issued in February 2003.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The summary unaudited pro forma financial information is not necessarily indicative of what our results would have been if the recapitalization actually had occurred as of the dates indicated or of what our future operating results will be.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2003

(amounts in thousands except share data)

	Historical	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments		Pro Forma
		17.5% (Minimum)			70% (Maximum)			0% (None)
Securitized finance receivables	$1,774,193	$—		$1,774,193	$—		$1,774,193	$—		$1,774,193
Other investments, securities and other loans	76,482	—		76,482	—		76,482	—		76,482
Cash and other assets	14,560	(10,451	)(1)	4,109	(10,451	)(1)	4,109	(10,451	)(1)	4,109

	1,865,235	(10,451)		1,854,784	(10,451)		1,854,784	(10,451)		1,854,784

Non-recourse securitization financing	1,679,830	—		1,679,830	—		1,679,830	—		1,679,830
Repurchase agreements	23,884	—		23,884	—		23,884	—		23,884
Senior notes	10,049	(49	)(2)	10,000	29,951	(2)	40,000	(10,049	)(2)	—
Accrued expenses and other liabilities	1,626	—		1,626	—		1,626	—		1,626

	1,715,389	(49)		1,715,340	29,951		1,745,340	(10,049)		1,705,340
Shareholders’ equity	149,846	(10,402	)(3)	139,444	(40,402	)(3)	109,444	(402	)(3)	149,444

	1,865,235	(10,451)		1,854,784	(10,451)		1,854,784	(10,451)		1,854,784

(1)	Reflects repayment in full of Senior Notes due February 2005 in conjunction with the recapitalization and cash to pay issuance costs incurred in connection with the recapitalization.

(2)	Issuance of new Senior Notes for Preferred Stock tendered pursuant to the recapitalization.

(3)	Aggregate purchase price for Preferred Stock tendered and subsequently retired.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

(amounts in thousands except share data)

	Historical	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments		Pro Forma
		17.5% (Minimum)			70% (Maximum)			0% (None)
Interest income:
Securitized finance receivables	$147,322	$—		$147,322	$—		$147,322	$—		$147,322
Other investments, securities and other loans	4,893	(87	)(1)	4,806	(87	)(1)	4,806	(87	)(1)	4,806

	152,215	(87)		152,128	(87)		152,128	(87)		152,128

Interest expense:
Non-recourse securitization financing	111,056	—		111,056	—		111,056	—		111,056
Senior notes and other	2,188	(892	)(2)	1,296	1,958	(2)	4,146	(1,842	)(2)	346

	113,244	(892)		112,352	1,958		115,202	(1,842)		111,402

Net interest margin before provision for loan losses	38,971	805		39,776	(2,045)		36,926	1,755		40,726
Provision for loan losses	(37,082)	—		(37,082)	—		(37,082)	—		(37,082)

Net interest margin	1,889	805		2,694	(2,045)		(156)	1,755		3,644
Impairment charges	(16,355)	—		(16,265)	—		(16,265)	—		(16,265)
Gain (loss) on sale of investments, net	1,555	—		1,555	—		1,555	—		1,555
Trading losses	—	—		—	—		—	—		—
Other	436	—		436	—		436	—		436
General and administrative expenses	(8,632)	—		(8,632)	—		(8,632)	—		(8,632)

Net (loss) income	(21,107)	805		(20,302)	(2,045)		(23,152)	1,755		(19,352)
Preferred stock benefits (charges)	6,847	288	(3)	7,135	3,138	(3)	9,985 (3)	(662	)(3)	6,185

Net loss to common shareholders	(14,260)	1,093		(13,167)	1,093		(13,167)	1,093		(13,167)

Loss per common share:
Basic and Diluted	(1.31)			(1.10)			(1.17)			(1.08)

(1)	Interest income for year ended December 31, 2003 earned on the cash used to retire the 2005 Senior Notes.

(2)	Interest expense for the year ended December 31, 2003 for the new Senior Notes issued for Preferred Stock tendered less interest expense for the year ended December 31, 2003 for the 2005 Senior Notes assumed repaid.

(3)	Net reduction for dividend charges for Series A, Series B, and Series C Preferred Stock.

Price Range of Common Stock

Our Common Stock is traded on the New York Stock Exchange under the trading symbol DX. Our Common Stock was held by approximately 3,662 holders of record as of December 31, 2003. The following table sets forth for the calendar quarters indicated the range of the high and low sale prices for our Common Stock (adjusted for the two-for-one stock split effective May 5, 1997 and the one-for-four reverse stock split effective August 2, 1999) on the New York Stock Exchange since the first quarter of 2001.

	High	Low	Cash Dividends Declared
2001:
First quarter	$1.30	$0.64	$—
Second quarter	2.45	0.89	—
Third quarter	2.48	1.91	—
Fourth quarter	2.45	1.86	—
2002:
First quarter	$3.92	$2.02	$—
Second quarter	5.40	3.30	—
Third quarter	5.20	3.91	—
Fourth quarter	4.84	4.06	—
2003:
First quarter	$5.38	$4.26	$—
Second quarter	6.01	4.37	—
Third quarter	6.06	5.20	—
Fourth quarter	6.25	5.01	—

You should obtain current quotations of the market price for your shares and consult an independent financial advisor.

Dividends

The holders of Common Stock are entitled to receive distributions if, as and when authorized and declared by Dynex Capital’s board of directors out of assets legally available for the payment of distributions. Shares of Common Stock have equal distribution rights. To the extent that any distributions (whether payable in cash or stock) on Common Stock are treated as nonpreferential dividends for federal income tax purposes, they may be used to satisfy Dynex Capital’s 90% REIT distribution requirement.

Unless full dividends on the issued and outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and, if approved and issued, the Series D Preferred Stock have been paid for all past dividend periods, no dividends may generally be paid on the Common Stock. As of December 31, 2003, the total amount of dividends in arrears on the Series A Preferred Stock was approximately

$4,476,000 ($9.07 per Series A Preferred Stock share), on the Series B Preferred Stock approximately $6,240,000 ($9.07 per Series B Preferred Stock share), and on the Series C Preferred Stock approximately $7,750,000 ($11.32 per Series C Preferred Stock share).

Ratio of Earnings to Fixed Charges

The following table gives pro forma effect to the Note Offer and the Series D conversion, assuming (1) that the minimum 17.5% of shares of each series are tendered for Senior Notes in the Note Offer, (2) alternatively, that the maximum 70% of shares of each series are tendered for Senior Notes in the Note Offer, and (3) as if no shares are tendered for Senior Notes in the Note Offer.

The pro forma information also considers the costs of the Note Offer and the Series D conversion. This information should be read in conjunction with the summary historical and pro forma financial information included elsewhere in this proxy statement.

	Year Ended December 31, 2003								Year Ended December 31, 2002
	Actual		Pro Forma						Actual
			17.5% (Min.)		70% (Max.)		0% (None)
Ratio of earnings to fixed charges (1)(2)(3)(4)(5)(6)	(10.42	):1	(20.12	):1	(5.06	):1	(2,741	):1	(3.38	):1

(1)	Assumes the repayment in full of the 2005 Senior Notes as of January 1, 2003.

(2)	For purposes of computing the ratios, “earnings” consists of net loss plus interest and debt expense (excluding interest and debt expense related to non-recourse securitization financing). This sum is divided by fixed charges, which includes interest and debt expense (excluding interest and debt expense related to non-recourse securitization financing), to determine the ratio of available earnings to fixed charges.

(3)	That ratio of earnings to fixed charges is below 1:1 in 2003 and 2002 due to non-cash charges associated with provision for losses and impairment and other charges. The shortfall for the ratio of earnings to fixed charges relative to a ratio of 1:1 was $21,107,000 and $9,360,000 for 2003 and 2002, respectively.

(4)	The ratio of earnings to fixed charges on a pro forma basis, assumes the Senior Notes were issued on 17.5% of the preferred shares effective as of January 1, 2003. The shortfall for the ratio of earnings to fixed charges on a pro forma basis relative to a ratio of 1:1 was $20,215,000 for the year ended December 31, 2003.

(5)	The ratio of earnings to fixed charges on a pro forma basis, assumes the Senior Notes were issued on 70% of the preferred shares effective as of January 1, 2003. The shortfall for the ratio of earnings to fixed charges on a pro forma basis relative to a ratio of 1:1 was $23,065,000 for the year ended December 31, 2003.

(6)	The ratio of earnings to fixed charges on a pro forma basis, assumes no Senior Notes were issued. The shortfall for the ratio of earnings to fixed charges on a pro forma basis relative to a ratio of 1:1 was $19,265,000 for the year ended December 31, 2003.

BACKGROUND OF THE RECAPITALIZATION

General

Dynex Capital, Inc. was incorporated in Virginia in 1987. Dynex Capital is a financial services company that invests in loans and securities principally consisting of or secured by single family mortgage loans, commercial mortgage loans, manufactured housing installment loans and delinquent property tax receivables. The loans and securities in which Dynex Capital invests have generally been pooled and pledged (i.e., securitized) as collateral for non-recourse securitization financing (“securitization financing”). We have elected to be treated as a REIT for federal income tax purposes, and as a REIT, we must distribute substantially all of our taxable income to stockholders.

Dynex Capital’s principal source of earnings historically has been net interest income from its investment portfolio. Until 1999, Dynex Capital had generally created investments for its portfolio through the pledge of loans and securities (“securitized finance receivables”) as collateral for non-recourse securitization financing, which provides long-term financing for those loans and securities while limiting credit risk, interest rate risk and liquidity risk. Dynex Capital engaged in a number of loan origination businesses, including single family mortgage lending, commercial mortgage lending, and manufactured housing lending. However, in 1999, as a result of disruptions in the fixed income markets, we implemented a fundamental shift in our business plan to conserve capital and repay recourse debt outstanding, and those businesses have since been sold or discontinued. Dynex Capital’s investment portfolio has been declining as a result of sales and pay-downs, with little additional investment having been made by Dynex Capital over the last four years. Since 2000, Dynex Capital’s business operations have essentially been limited to the management of its investment portfolio and the active collection of our portfolio of delinquent property tax receivables.

In the last several years, Dynex Capital has conducted several tender offers designed to create additional liquidity for the holders of Preferred Stock and to reduce the outstanding dividend arrearages on the Preferred Stock, which amounted to $18.5 million at December 31, 2003. In 2001, Dynex Capital completed two separate tender offers for the Preferred Stock, resulting in the purchase of more than 1.3 million shares of the Preferred Stock for an aggregate purchase price of $20.0 million, but which shares had an aggregate issue price of $34.4 million, and including dividends-in-arrears, a liquidation preference of $40.9 million. Dynex Capital completed a third tender offer for its Preferred Stock in February 2003. In that offer, Dynex Capital purchased for cash 188,940 shares of its Series A Preferred Stock, 272,977 shares of its Series B Preferred Stock, and 268,792 shares of its Series C Preferred Stock for a total cash payment of $19.3 million. In addition, Dynex Capital exchanged an additional 309,503 shares of Series A Preferred Stock, 417,541 shares of Series B Preferred Stock, and 429,847 shares of Series C Preferred Stock for a series of new 9.50% Senior Notes totaling $30.21 million and due February 28, 2005 (the “2005 Senior Notes”). Dynex Capital paid off its last recourse obligation in 2002, and was able to complete the cash portion of the 2003 tender offer utilizing cash flow generated from its investment portfolio. Since the completion of the 2003 tender offer, Dynex Capital used additional cash flow to prepay the 2005 Senior Notes in full effective March 1, 2004, ahead of their contractual due date.

Since 1999, we have explored a variety of alternatives for improving value for our preferred and Common Stockholders. We have considered a sale of the company, but have not received significant indications of interest in purchasing Dynex Capital or its assets for consideration that would provide proceeds sufficient to satisfy our obligations with respect to the Preferred Stock (including obligations for dividend arrearages) and still allow any significant return to the Common Stockholders. We have received no firm offers since late 2000, and although Dynex Capital negotiated a sale in late 2000, that transaction would have required a substantial discount to be accepted by the holders of Preferred Stock, and provided for holders of Common Stock to receive only $2.00 per share. That transaction was terminated in 2001 before being submitted for stockholder vote.

We have also at various times evaluated the benefits of a liquidation of the company. The most significant impediments to Dynex Capital’s ability to pursue a transaction that would involve the sale or liquidation of Dynex Capital are the complicated capital structure of Dynex Capital and the fact that significant investments held by Dynex Capital are perceived as relatively less attractive, including manufactured home loans and delinquent property tax receivables. In exploring the possibility of liquidation, Dynex Capital has also determined that both because of the character of its assets and of the likely perception of reduced negotiating leverage that would accompany an announced liquidation plan, Dynex Capital would not be able to realize the full value of its assets upon liquidation. In addition, because Dynex Capital sold substantial assets over the last several years in order to free up capital and repay its secured indebtedness in full, the present assets of Dynex Capital consist disproportionately of less saleable assets that we believe have more value on the balance sheet of Dynex Capital than in a sale or liquidation scenario.

A primary consideration of Dynex Capital when considering any strategic alternative involves the availability to Dynex Capital of an estimated $124 million of tax net operating loss carryforwards that could be used in the future to offset REIT distribution requirements and therefore allow Dynex Capital to retain capital for investment in a strategic plan. In addition, Dynex Capital could elect to forego REIT status and use its tax net operating loss carryforwards as a shelter for taxable income for Dynex Capital itself or for any taxable REIT subsidiary Dynex Capital might establish. This option will allow Dynex Capital to explore business strategies that include activities not traditionally associated with REITs. Dynex Capital views the carryforwards as significant potential assets, and in evaluating alternatives, has taken into consideration the fact that Dynex Capital would be unlikely to realize significant value for these assets in most sale or liquidation transactions.

We also considered the option of using cash flow to eliminate the existing dividend arrearages. Now that 2005 Senior Notes have been prepaid, we are free of restrictions on the payment of preferred stock dividends, and are no longer obligated to use liquidity to pay interest on that indebtedness. We continue to generate substantial cash flow, and could choose to use that liquidity to catch up on previously accrued preferred stock dividends and pay future dividends on that stock. However, this option would hamper our ability to deploy capital to potential strategic alternatives and would not solve our long-term need to simplify our capital structure.

The board of directors is continuing to evaluate alternatives for the use of Dynex Capital’s cash flow in an effort to improve overall stockholder value. This evaluation has included and will continue to include a number of alternatives, including the acquisition of a new business. In 2002, for example, we actively explored the possibility of acquiring a financial institution. During the course of this evaluation, the board of directors determined that we would be unable to complete such a transaction in part because of the substantial dividend arrearages outstanding on the Preferred Stock. As a result, in September 2002, the board of directors formed a committee comprised of Messrs. Akin, Igdaloff, Potts, and Von der Porten to explore various alternatives with respect to the Preferred Stock.

Since 2002, this committee has met regularly with management and discussed numerous strategic alternatives with respect to Dynex Capital and the Preferred Stock. The committee’s efforts resulted in the completed tender offer in February 2003, which eliminated a substantial portion of the Preferred Stock dividend arrearages. The committee has continued to meet regularly to discuss the Preferred Stock. The committee, the board and management have also consulted regularly with legal counsel and Dynex Capital’s auditors. The committee approved the proposal for the Note Offer and the Series D conversion at a telephone meeting held on November 25, 2003, and recommended approval of this recapitalization plan to the full board of directors. The board of directors met by telephone to discuss and give tentative approval to the recapitalization on December 17, 2003, and met again to give final approval to the plan on January 6, 2004.

Reasons for the Recapitalization

Dynex Capital’s primary reasons for carrying out the recapitalization are to simplify Dynex Capital’s capital structure in order to enhance our ability to pursue strategic alternatives, to enhance overall stockholder value by completing the recapitalization of the Preferred Stock at discounts to the current liquidation preferences of the Preferred Stock, and to provide the holders of the Preferred Stock with increased liquidity for their shares. The board of directors has unanimously determined that the terms of the recapitalization, including the Series D conversion and the issuance of additional shares of Common Stock as a result of the Series D conversion and potential future conversions of the Series D Preferred Stock, are substantively and procedurally fair to, and in the best interests of, all of Dynex Capital’s stockholders, including the holders of Common Stock, the holders of each series of Preferred Stock and the holders of all classes or series of stock who are unaffiliated with Dynex Capital. The recapitalization was unanimously approved by the board of directors, and the board recommends that the holders of Common Stock vote for the proposal to provide for the issuance of additional shares of Common Stock pursuant to the terms of the proposed amendment to our articles of incorporation.

In addition, adoption of the amendment that will implement the Series D conversion requires the approval at a special meeting of the holders of two-thirds of the outstanding shares of each of the three series of Preferred Stock. The board has also recommended that the holders of each series of Preferred Stock approve the Series D conversion. Dynex Capital will provide a separate proxy statement and related disclosure to the holders of Preferred Stock, who are expected to vote on the Series D conversion at a separate meeting of Preferred Stockholders to be held contemporaneously with the special meeting of Common Stockholders to which this proxy statement relates.

We have been advised by each of Dynex Capital’s directors and its sole executive officer that each of them intends to vote all of the shares of Preferred Stock and Common Stock beneficially owned by him in favor of the Series D conversion and the issuance of additional shares of Common Stock. However, as of March 5, 2004, the directors and the sole executive officer of Dynex Capital beneficially owned only the following outstanding shares:

Name	Common Stock	% of outstanding	Series A Preferred	% of outstanding	Series B Preferred	% of outstanding	Series C Preferred	% of outstanding
Stephen J. Benedetti	18,114	*	—	—	—	—	—	—
J. Sidney Davenport	25,356	*	—	—	—	—	—	—
Thomas H. Potts	326,315	3.0%	—	—	—	—	—	—
Donald B. Vaden	9,483	*	—	—	—	—	—	—
Eric P. Von der Porten	140,200	1.29%	—	—	1,598	*	3,225	*
Leon A. Felman	12,570	*	—	—	—	—	20,847	3.04%
Barry Igdaloff	22,280	*	49,546	10.04%	52,820	7.68%	67,300	9.83%
Thomas B. Akin	993,950	9.14%	78,621	15.93%	132,798	19.30%	52,608	7.68%
Total:	1,548,268	14.24%	128,117	25.97%	187,216	27.20%	143,980	21.02%

*	Less than 1% of shares outstanding.

See “Security Ownership of Certain Beneficial Owners and Management” for more detailed information concerning the beneficial ownership of each director and the sole executive officer of Dynex Capital.

In making its unanimous determination that the terms of the recapitalization, including the Series D conversion, are fair to, and in the best interests of, the unaffiliated holders of each series of the Preferred Stock and the Common Stock, and its decision to approve the amendment and to recommend that the holders of Preferred Stock and Common Stock approve the amendment and the other terms of the Series D conversion, the board considered:

•	The determination by a committee of the board of directors that the terms of the recapitalization, including the Series D conversion, are substantively and procedurally fair to, and in the best interests of, the unaffiliated holders of each series of the Preferred Stock and the Common Stock, and the recommendation by the committee that the board approve the amendment and that the board recommend to Dynex Capital’s stockholders that they approve and adopt the amendment and other terms of the Series D conversion and the issuance of shares of Common Stock as provided for in the amendment to our articles of incorporation; and

•	The factors considered by a committee of the board of directors in its deliberations, as described below.

In connection with this consideration of the determination by the committee, and as part of its determination with respect to the fairness of the consideration that will be received by the holders of the Preferred Stock in the Series D conversion, the board expressly adopted the conclusions and underlying reasoning of the committee, based upon the view of the board that the conclusions and factors considered by the committee were reasonable.

The committee considered the following factors, which constitute the material factors considered by the committee in making its own determination that the terms of the recapitalization, including the Series D conversion, were both substantively and procedurally fair to, and in the best interests of, the unaffiliated holders of each series of the Preferred Stock and the Common Stock, and its decision to recommend that the board of directors approve the amendment and recommend to Dynex Capital’s stockholders that they approve and adopt the amendment and the other terms of the Series D conversion and the issuance of shares of Common Stock as provided for in the amendment to our articles of incorporation:

•	The elimination of the dividend arrearages in the three separate series of Preferred Stock, the replacement of three series of Preferred Stock with a single series, and the reduction in the overall amount of Preferred Stock outstanding will simplify Dynex Capital’s capital structure and should create improved opportunities for us to engage in strategic transactions, access the capital markets, and/or reinvest in business activities.

•	The holders of Common Stock will benefit from a capital structure that commits fewer long-term resources to the payment of Preferred Stock dividends and that reduces the liquidation preference held by the holders of Preferred Stock primarily through the issuance of additional Common Stock.

•	The Note Offer will benefit Dynex Capital by freeing it of significant dividend arrearages and future dividend obligations by exchanging Preferred Stock for Senior Notes issued at a premium to the original issue price and bid price of the Preferred Stock prior to the announcement of the Note Offer, but at a discount to its present liquidation value.

•	The improved conversion features of the Series D Preferred Stock and the issuance of Common Stock in connection with the Series D conversion will better align the interests of our Preferred Stockholders with those of our Common Stockholders by creating greater opportunities for the holders of Preferred Stock to participate in any future success in the company’s business strategies.

•	The conversion of the three series of Preferred Stock into Series D Preferred Stock, the elimination of the dividend arrearage, and the payment of dividends on Series D Preferred Stock will likely enhance the market liquidity of the Series D Preferred Stock relative to the existing liquidity of the three separate series of Preferred Stock.

•	The holders of Common Stock will benefit because the holders of Preferred Stock will forfeit the accrued dividend arrearages on their shares and receive consideration at a discount to the present liquidation value of their shares, and because the stated divided rate on the Series D Preferred Stock is lower than the present stated dividend rate on each of the three existing series of Preferred Stock.

•	The holders of Common Stock may benefit from the recapitalization notwithstanding the issuance of additional shares of Common Stock in the Series D conversion because the recapitalization may increase our book value per common share, depending upon the number of shares of Preferred Stock tendered in the Note Offer.

•	The value of the consideration received by the Preferred Stockholders in either the Note Offer or the Series D conversion represents fair value in relation to the market price of the Preferred Stock immediately prior to the announcement of the recapitalization, and exceeds and is a premium to the historical prices of the Preferred Stock. The consideration also exceeds the consideration paid in Dynex Capital’s previous Preferred Stock tender offers in 2001 and 2003.

•	Although the committee did not obtain an appraisal or explicitly compare the consideration being made available in the Note Offer and the Series D conversion to the liquidation or going concern value of Dynex Capital, the committee concluded that these comparisons would not be appropriate. The committee considered the fact that Dynex Capital has not received any firm offers for the company or its assets since late 2000, the fact that the agreement entered into in late 2000 was at a price substantially below the value of the recapitalization to both the Preferred Stockholders and Common Stockholders, and the fact that Dynex Capital is unlikely to be able to liquidate many of its significant assets at a price that would yield any significant proceeds to Common Stockholders, or proceeds to Preferred Stockholders in excess of the value of the transactions included within the recapitalization.

•	The effect of the Series D conversion will be to reduce costs to Dynex Capital, including legal, accounting and listing costs related to the maintenance of three separate series of Preferred Stock.

•	As long as there are shares of Series D Preferred Stock outstanding, the holders of Series D Preferred Stock will have permanent representation on the board of directors of Dynex Capital.

•	If Dynex Capital fails to meet certain net equity covenants or to pay dividends on a current basis, the Series D Preferred Stock will automatically convert into a new unsecured debt instrument that will be subordinate only to Dynex Capital’s secured indebtedness and the Senior Notes being issued in conjunction with the Note Offer.

There can be no assurance that any of the objectives described above will be achieved or that Dynex Capital will pay dividends on shares of the Common Stock in the future.

In recommending the terms of the Note Offer and the Series D conversion, the committee endeavored to strike a balance between the interests of the holders of the three series of Preferred Stock and the interests of the holders of the Common Stock. The per share principal amount of Senior Notes being offered in the Note Offer represents a premium above the bid price of the shares of each class of Preferred Stock as of January 7, 2004, the last trading day prior to our public announcement of our intention to commence the Note Offer. The per share consideration that will be received by holders of Preferred Stock in the Series D conversion likewise represents a premium over the price of each class of Preferred Stock as of January 7, 2004. The amount of consideration being provided in the Note Offer and the Series D conversion was not based on an appraisal of Dynex Capital, but was established by the board of directors in order to make the consideration attractive to holders of Preferred Stock while at the same time providing a discount to the current liquidation value of the Preferred Stock that would benefit the holders of Common Stock, whose vote is also required to approve aspects of the recapitalization. The difference in consideration being received by holders of Preferred Stock who tender their shares in the Note Offer and holders of Preferred Stock who participate in the Series D conversion reflects the board’s assessment that the reduced investment risk to recipients of Senior Notes justifies a greater amount of consideration for participants in the Series D conversion. Moreover, in establishing the Common Stock consideration to be provided in the Series D conversion, the board considered the prospect for holders of Preferred Stock to recoup the discount from the current liquidation value of their shares that will result from either the Note Offer or the Series D conversion, through possible future increases in the value of the Common Stock being received, and through future conversions of their Series D Preferred Stock into Common Stock.

Negative Factors Considered by the Board of Directors and the Board Committee

The board of directors and the committee each also considered potentially negative factors for both Dynex Capital and the stockholders that could or will arise from the recapitalization, including the following:

•	As a result of the Note Offer, perpetual Preferred Stock will be exchanged for Senior Notes, which will have a fixed maturity date of three years from the date of their issuance, resulting in an increase in liquidity risk for us.

•	Dynex Capital will likely incur significant transaction costs, and the recapitalization will require substantial management time and effort to complete.

•	Dynex Capital faces a risk that the anticipated benefits to Dynex Capital of the recapitalization might not be realized to the extent anticipated.

•	The holders of Preferred Stock will receive a premium to the original issue and to the bid prices of their shares prior to the announcement of the Note Offer, but at a discount to the liquidation value of their shares because they will forfeit the accrued dividend arrearages on their shares.

•	The holders of Preferred Stock that elect to tender their shares in the Note Offer will be unable to participate in any benefits arising from any future successes of Dynex Capital if Dynex Capital successfully executes on its business strategy. In particular, holders of Preferred Stock that tender their shares in the Note Offer will be unable to benefit from any future use of Dynex Capital’s substantial tax net operating loss carryforwards. Although Dynex Capital’s ability to use these net operating loss carryforwards in full will depend on its future success in generating income that would permit their use before their expiration, at current corporate tax rates the tax benefit to Dynex Capital could be as much as $48 million, which could provide a significant future benefit to our shareholders.

•	The holders of each of the three series of Preferred Stock are presently entitled to vote as a separate class on all changes affecting the terms of their shares, but after the Series D conversion, will vote as a single class with the other holders of the Series D Preferred, and so individual holders of Preferred Stock may have less ability to influence the outcome of a future change in the terms of their shares of Preferred Stock.

•	The stated dividend rate on the Series D Preferred Stock is lower than the present stated dividend rate on each of the three existing series of Preferred Stock.

•	The board of directors and the committee did not engage an independent financial advisor to appraise or otherwise calculate the value of Dynex Capital or its assets, or retain an independent advisor to represent the interests of the unaffiliated stockholders.

•	The exchange of Preferred Stock for Senior Notes and the conversion of the existing shares of Preferred Stock into shares of Series D Preferred Stock will create new instruments which will require us to make payments of interest and dividends, or risk defaulting on these instruments. If we fail to make two successive dividend payments on the Series D Preferred Stock, the Preferred Stock will automatically convert into new Senior Notes.

•	Different holders of the Preferred Stock will have different tax consequences arising from the recapitalization, and for some holders of Preferred Stock with an extremely low basis in their shares, the recapitalization may trigger short-term tax obligations that will not be shared by the holders of the Preferred Stock as a whole.

Recommendation of the Board of Directors; Fairness of the Recapitalization

The foregoing discussion of the information and factors considered by the board of directors and the committee is not intended to be exhaustive but is believed to include all material factors considered by them. In reaching its determination, the committee concluded that the potential benefits outweighed the potential risks, but did not, in view of the wide variety of information and factors considered, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Likewise, the members of the full board of directors, in considering the recommendation of the committee, separately weighed each of the material factors described above and concluded that the potential benefits of the recapitalization, including the issuance of additional shares of Common Stock, outweighed the potential risks. Although several directors have interests in the recapitalization, as described below, see “— Interests of Dynex Capital’s Directors and Affiliated Parties in the Recapitalization,” the board did not consider the potential benefits to be received by these individuals as a factor in reaching its decision and did not obtain a third party appraisal or engage a separate representative to represent the unaffiliated stockholders.

The board and the committee chose not to obtain a fairness opinion from a separate financial advisor, and did not consult a financial advisor in structuring the Note Offer or the Series D conversion. The board and the committee independently determined that they believed that the Series D conversion, in conjunction with the Note Offer, is substantively and procedurally fair to the existing holders of each class or series of the Preferred Stock and Common Stock, including the unaffiliated holders of each class or series. In reaching this determination, the committee and the board, in following and separately considering and adopting the committee’s recommendations and reasoning, took into account the following factors described below:

Substantive Fairness Factors

The committee and the board evaluated the following factors that address the substantive fairness of the Note Offer and the Series D conversion:

•	The Note Offer provides liquidity to the holders of the holders of Preferred Stock by giving them the election to tender all or a substantial portion of their shares for a debt instrument with fixed payment terms and a favorable coupon.

•	The new Series D Preferred Stock contains improved voting rights in the form of guaranteed representation on the board of directors, stronger covenants than the existing Preferred Stock that will enable the conversion of Series D Preferred Stock into a new series of notes upon certain defaults, and a conversion threshold that is much closer to the market price prior to the announcement of the Note Offer for Common Stock than the conversion provisions of the existing series of Preferred Stock, which contain conversion prices that range from 7.68 times to 9.60 times the highest market price achieved by the Common Stock from January 1, 2003 through January 7, 2004.

•

The consideration being offered in the Note Offer and the Series D conversion is fair in relation to the market price for each series of Preferred Stock prior to the announcement of the transactions, in relation to the historical market prices of each series of Preferred Stock and by comparison to the consideration paid by Dynex Capital in the tender offer completed by Dynex in February 2003. The consideration being offered in the Note Offer and that would be provided by the Series D conversion each represents a premium to the closing bid price for each series of Preferred Stock as of January 7, 2004, which was the last trading day prior to the announcement of the recapitalization transactions. The closing per share bid price of the Series A Preferred Stock on January 7, 2004 was $26.50, and the market price of the Series A Preferred Stock from January 1, 2001 to December 31, 2003 ranged from a low of $6.63 per share to a high of $28.25 per share. The closing per share bid price of the Series B Preferred Stock on January 7, 2004 was $26.90, and the market price of the Series B Preferred Stock from January 1, 2001 to December 31, 2003 ranged from a low of $7.00 per share to a high of $27.89 per share. The closing per share bid price of the Series C Preferred Stock on January 7, 2004 was $34.30, and the market price of the Series C Preferred Stock from January 1, 2001 to December 31, 2003 ranged from a low of $7.81 per share to high of $34.30 per share. In the February 2003 tender offer, holders of Series A Preferred Stock who tendered their shares received either $24 in cash per share or $25.20 in 2005 Senior Notes holders of Series B

Preferred Stock who tendered their shares received either $24.50 in cash per share or $25.725 in 2005 Senior Notes, and holders of Series C Preferred Stock who tendered their shares received either $30 in cash per share or $31.50 in 2005 Senior Notes.

•	All holders of each series of Preferred Stock, and the series of Preferred Stock collectively, will be treated equally in the Series D conversion and will receive an equal premium to the original issue price of their shares in the form of new Series D Preferred Stock and Common Stock, with the only difference among the series representing proportional differences that depend on the original issue price of the three separate series of the Preferred Stock.

•	Because of the difficulty of valuing the assets of Dynex Capital, the committee and the board determined that it was not appropriate to base its determination of the substantive terms of the recapitalization on the book value or going-concern value of Dynex Capital. Moreover, the committee and the board believe that such a basis for the valuation of the transactions is inappropriate because of the nature of Preferred Stock held by the holders of each series. Each series of Preferred Stock contains a defined liquidation and redemption value, which makes the overall valuation of Dynex Capital less relevant to the valuation of the Preferred Stock. In addition, because the conversion features of the existing Preferred Stock are based on a conversion price that would require a substantial and unanticipated increase in the market value of the Common Stock in order to be economically attractive, the conversion features were likewise deemed irrelevant to the determination of the fairness of the substantive terms of the recapitalization.

•	Because of the difficulty of valuing the assets on Dynex Capital’s balance sheet, the board and the committee determined that it is unlikely that Dynex Capital could obtain value for its assets in a liquidation transaction or a series of transactions that would equal or exceed the value that the board and the committee believe could be achieved if Dynex Capital is able to continue its business going forward. Moreover, because the liquidation value of the shares of Preferred Stock is established by the terms of those shares, the board and the committee determined that the overall liquidation value of Dynex Capital would have very little bearing on the establishment of the substantive terms of the recapitalization, or the determination of their fairness.

•	The belief of the board of directors and the committee that by combining the Preferred Stock into a single series, and providing for the listing of the Series D Preferred Stock on a public market, the liquidity of the Preferred Stock will be improved.

•	The holders of the Series D Preferred Stock will have an improved opportunity to benefit from any future successes of Dynex Capital as a result of the reduced conversion price and conversion ratio, and as a result of receiving shares of Common Stock in connection with the Series D conversion.

•	The recapitalization in general provides for a better alignment of the interests of the Common and Preferred Stockholders.

•	The recapitalization may increase the book value per share of Common Stock, notwithstanding the issuance of additional shares of Common Stock in connection with the Series D conversion, depending on the number of shares of Preferred Stock tendered in the Note Offer.

•	The fact that Dynex Capital has been unable to attract a purchaser for the entire company or a substantial portion of its assets at a favorable price, so the consideration being offered by Dynex Capital in the Note Offer and the Series D conversion is believed to exceed the consideration available to Dynex Capital from a merger, consolidation, sale or other similar transaction.

Procedural Fairness Factors

The board and the committee also took into account the following procedural aspects of the proposed transactions, which touch on the procedural fairness of the Note Offer and the Series D conversion:

•	The fact that the Series D conversion will not take place unless the issuance of additional shares of Common Stock and possible future issuance of Common Stock in conjunction with any future conversions of Series D Preferred Stock are approved by the holders of a majority of the shares of the Common Stock present at a meeting of the Common Stockholders of Dynex Capital, and the fact that because the members of the board of directors and the sole executive officer of Dynex Capital hold in aggregate less than 15% of the outstanding shares of the Common Stock, this approval requirement will require substantial support by the unaffiliated holders of Common Stock.

•	The fact that the Series D conversion is structured so that it cannot be approved by the holders of the Preferred Stock unless a majority of the holders of the Preferred Stock who are unaffiliated with members of the board of directors vote in favor of the Series D conversion.

•	The fact that the Series D conversion was approved by a board of directors that does not include any employees of Dynex Capital.

•

The absence of an unaffiliated representative retained to act solely on behalf of the unaffiliated holders of Preferred Stock and Common Stock. In considering the impact of the committee’s and board’s decision not to retain an unaffiliated representative, the committee and the board concluded that the inclusion of such a representative would not have a material effect on the fairness of the proposed transactions. First, the board of directors and the committee each approved the proposed transactions unanimously, notwithstanding the fact that the board and the committee each contain members representing the disparate interests of the holders of Preferred Stock and the holders of Common Stock. On the board of directors, for example, three directors hold exclusively and one director holds predominantly Common Stock, while the other three directors are significant holders of Preferred Stock. Accordingly, the representation of both of these constituencies in the decision making process indicates that the interests of the holders of all classes of securities were represented in this process. Second, because approval of the holders of each of the classes of Preferred Stock and the holders of the Common Stock will be required in order to proceed with the Series D conversion, the consideration established for both the Note Offer and the Series D conversion took into account the need to give holders of Preferred Stock a premium over the market value of their securities prior to the announcement of the transactions while at the same time providing a benefit to holders of Common Stock by establishing terms that include a discount to the current liquidation value of each of the classes of the Preferred Stock. Third, as structured, the recapitalization transactions ensure that both the affiliated and the unaffiliated holders of Preferred Stock of any series will receive identical consideration. Finally, unlike many “going private” transactions in which insiders are allowed to continue their ownership in the enterprise while others are not given that option, all holders of Preferred Stock, whether or not affiliated, are entitled to decline to participate in the Note Offer and instead elect to continue their ownership in Dynex Capital, and their participation in any future benefits of stock ownership, following the Series D conversion.

Interests of Dynex Capital’s Directors and Affiliated Parties in the Recapitalization

As noted above, the members of the board of directors of Dynex Capital in the aggregate own the following numbers and percentages of outstanding shares of the Common Stock and each series of Preferred Stock as of March 5, 2004:

	Number of Shares	Percentage of Outstanding Shares
Common Stock	1,548,268	14.24%
Series A Preferred Stock	128,167	25.97%
Series B Preferred Stock	187,216	27.20%
Series C Preferred Stock	143,980	21.02%

Four of the seven members of our board of directors, Messrs. Akin, Felman, Igdaloff and Von der Porten, are record or beneficial owners of shares of Preferred Stock. See “Background of the Recapitalization – Reasons for the Recapitalization.” Because these directors own Preferred Stock, their interests in establishing terms of the Series D Preferred Stock that provide for the receipt of additional shares of Common Stock and allow for future conversion rights are different from the interests of the holders of the Common Stock, and it is possible that their recommendations with respect to the Series D conversion may have been influenced by economic interests not shared by the holders of the Common Stock.

None of the directors are employees of Dynex Capital. Stephen J. Benedetti, Dynex Capital’s sole executive officer, is the beneficial owner of no shares of Preferred Stock and 18,114 shares of Common Stock currently outstanding.

For the reasons discussed above, Dynex Capital’s board of directors, including all of the non-employee directors, determined that the recapitalization, including the Series D conversion, is fair to Dynex Capital’s unaffiliated holders of Series A Preferred Stock, unaffiliated holders of Series B Preferred Stock, unaffiliated holders of Series C Preferred Stock and unaffiliated holders of Common Stock, and is advisable and in the best interests of Dynex Capital and its stockholders, and recommends to Dynex Capital’s Common Stockholders approval of the proposal to authorize the issuance of additional shares of Common Stock as provided for in the proposed amendment to the articles of incorporation.

EFFECT OF THE SERIES D CONVERSION ON THE COMMON STOCK

If (a) a minimum of 17.5% of the Series A Preferred Stock, 17.5% of the Series B Preferred Stock and 17.5% of the Series C Preferred Stock is exchanged for Senior Notes pursuant to the Note Offer, and (b) following the closing of the Note Offer, 100% of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock remaining after the Note Offer are converted into a combination of Series D Preferred Stock and Common Stock, plus cash in lieu of fractional shares of Series D Preferred Stock or Common Stock that would result from the conversion, then Dynex Capital will issue approximately 4,713,288 shares of Series D Preferred Stock. In addition, the 4,713,288 shares of Series D Preferred Stock that would be issued would be convertible on a one-for-one basis into the same number of shares of Common Stock.

If (a) a maximum of 70% of the Series A Preferred Stock, 70% of the Series B Preferred Stock and 70% of the Series C Preferred Stock is exchanged for Senior Notes pursuant to the Note Offer, and (b) following the closing of the Note Offer, 100% of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock remaining after the Note Offer are converted into a combination of Series D Preferred Stock and Common Stock, plus cash in lieu of fractional shares of Series D Preferred Stock or Common Stock that would result from the conversion, then Dynex Capital will issue approximately 1,713,304 shares of Series D Prefered Stock. In addition, the 1,713,304 shares of Series D Preferred Stock that would be issued would be convertible on a one-for-one basis into the same number of shares of Common Stock.

If (a) none of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock is exchanged for Senior Notes pursuant to the Note Offer, and (b) following the closing of the Note Offer, 100% of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding are converted into a combination of Series D Preferred Stock and Common Stock, plus cash in lieu of fractional shares of Series D Preferred Stock or Common Stock that would result from the conversion, then Dynex Capital will issue approximately 5,713,428 shares of Series D Preferred Stock. In addition, the 5,713,428 shares of Series D Preferred Stock that would be issued would be convertible on a one-for-one basis into the same number of shares of Common Stock.

In any case, the liquidation value of each share of Series D Preferred Stock would be $10 per share, which exceeds the market price of the Common Stock as of March     , 2004 and which exceeds the per share book value of the Common Stock as of December 31, 2003.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2003 and pro forma information to reflect the effect of the recapitalization, assuming (1) that the minimum 17.5% shares of each series are tendered and accepted in the Note Offer at the prices offered herein, with the balance of the Preferred Stock converted to Series D Preferred Stock, (2) alternatively, that the maximum 70% shares of each series are tendered and accepted in the Note Offer at the prices offered herein, and (3) as if no shares are tendered and accepted in the Note Offer, with the balance of the Preferred Stock converted to Series D Preferred Stock, in each case as if the recapitalization had occurred on December 31, 2003.

(amounts in thousands except share data)

	December 31, 2003
	Actual	As Adjusted
		17.5% (Min.)	70% (Max.)	0% (None)
Total Debt:
Non-recourse securitization financing	$1,679,830	$1,679,830	$1,679,830	$1,679,830
Repurchase agreements	23,884	23,884	23,884	23,884
Senior Notes	10,049	10,000	40,000	—
Accrued expenses and other liabilities	1,626	1,626	1,626	1,626

Total debt	$1,715,389	$1,715,340	$1,745,340	$1,705,340

Shareholders’ Equity:
Series A Preferred Stock	11,274	—	—	—
Series B Preferred Stock	16,109	—	—	—
Series C Preferred Stock	19,631	—	—	—
Series D Preferred Stock	—	46,731	16,731	56,732
Common stock	109	120	113	122
Additional paid in capital	360,684	358,434	358,440	358,431
Net unrealized gain on investments available-for-sale	(3,882)	(3,882)	(3,882)	(3,882)
Accumulated deficit	(254,079)	(254,079)	(254,079)	(254,079)

Total shareholders’ equity	149,846	139,444	109,444	149,444

Total capitalization	$1,865,235	$1,854,784	$1,854,784	$1,854,784

MANAGEMENT

The Board of Directors

Our board of directors currently consists of seven members. The board of directors is divided into Common Stock directors and Preferred Stock directors. There are five directors that are elected by the holders of our Common Stock and two directors that are elected by the holders of our Preferred Stock. The Common Stock directors serve until their term expires at the next annual meeting of stockholders in 2004 and the Preferred Stock directors serve until the earlier of: (a) the date upon which (i) the consolidated shareholders’ equity of Dynex Capital at the end of any subsequent calendar quarter equals or exceeds $80 million and 150% of the aggregate liquidation preference of the then outstanding preferred stock and (ii) quarterly dividends on the Series A, Series B and Series C Preferred Stock are current, or (b) the next annual meeting of the stockholders. The following table sets forth the composition of the board of directors:

Common Stock Directors (Term Expiring in 2004)	Preferred Stock Directors (Term Expiring No Later Than 2004)
Thomas B. Akin	Leon A. Felman
J. Sidney Davenport	Barry Igdaloff
Thomas H. Potts
Donald B. Vaden
Eric P. Von der Porten

The following information sets forth as of December 31, 2003, the names, ages, principal occupations and business experience for our directors. Unless otherwise indicated, the business experience and principal occupations shown for each director has extended five or more years.

Thomas B. Akin (51), has been a director of Dynex Capital since May 2003, and Chairman since May 30, 2003. He also has served as the managing general partner of Talkot Capital, LLC located in Sausalito, California since 1995. Talkot Capital is the general partner for various limited partnerships investing in both private and public companies. From 1991 to 1994, Mr. Akin was the managing director of the Western United States for Merrill Lynch Institutional Services. Mr. Akin had been the regional director of the San Francisco and Los Angeles regions for Merrill Lynch Institutional Services from 1981 to 1991. Prior to Merrill Lynch, Mr. Akin was an employee of Salomon Brothers from 1978 to 1981. Mr. Akin is currently on the board of directors of Acacia Research Inc. 1

J. Sidney Davenport (62), has been a director of Dynex Capital since its organization in December 1987. Mr. Davenport retired from The Ryland Group, Inc., a publicly-owned corporation engaged in residential housing construction and mortgage-related financial services, where he was a Vice President from March 1981 to January 1998. Mr. Davenport was Executive Vice President of Ryland

[1]	Mr. Akin is the managing general partner of Talkot Capital, LLC. During 1999, Talkot Capital and several other investors invested in Infotec Commercial Systems, Inc. (“Infotec”), a privately held company that provided training in computer technology to businesses throughout the United States. In 2001, Mr. Akin served as Chairman of the Board of Directors of Infotec, which filed for relief under Chapter VII of the United States Bankruptcy Code resulting in the liquidation of the company’s assets. The investors of Infotec, including Talkot Capital, did not receive any return on capital.

Mortgage Company from April 1992 to January 1998. Mr. Davenport served as a director of Mentor Income Fund, Inc., a publicly traded closed-end mutual fund, from June 1992 to August 1993.

Thomas H. Potts (54), has been a director of Dynex Capital since its organization in December 1987. From 1987 to June 2002, Mr. Potts served as President of Dynex Capital. Prior to that, Mr. Potts served in various positions on behalf of The Ryland Group, Inc. and its affiliates. Mr. Potts also served as President and director of Mentor Income Fund, Inc. from its inception in December 1988 until June 1992. Mr. Potts is currently the Executive Vice President, People, Process and Strategy for IndyMac Bancorp, Inc. located in Pasadena, California.

Donald B. Vaden (68), has been a director of Dynex Capital since January 1988. He is the retired past Chairman of Residential Home Funding Corporation where he served from December 1992 until February 1995. In March 1995, Mr. Vaden resumed practicing law specializing in mediation and arbitration, and is certified for general and family mediation by the Supreme Court of Virginia.

Eric P. Von der Porten (46), has been a director of Dynex Capital since May 2002. Since 1997, Mr. Von der Porten has served as the managing member of Leeward Investments, LLC, the general partner of Leeward Capital, L.P. Mr. Von der Porten earned an A.B. from the University of Chicago and an M.B.A. from the Stanford Graduate School of Business.

Leon A. Felman (68), has been a director of Dynex Capital since November 2000. Mr. Felman has been a director of Allegiant Bancorp, Inc., a St. Louis, Missouri based bank holding company, since 1992 and a director of Allegiant Bank & Trust Company, Inc. since 2001. Mr. Felman also serves on the audit committee, the real estate committee and chairs both the nominating and corporate governance committee and the ethics committee of Allegiant Bancorp. From 1968 to 1999, Mr. Felman was the president and chief executive officer of Sage Systems, Inc., which operated twenty-eight Arby’s restaurants in the St. Louis, Missouri metropolitan area. He also currently serves as the managing operating partner of Sage Systems Liquidating Trust, LLC and is the managing partner of Felman Family Partnership, LP. Mr. Felman has been a private investor in financial institutions since 1999. Mr. Felman graduated from Carnegie Institute of Technology with a B.S. in Industrial Administration.

Barry Igdaloff (49), has been a director of Dynex Capital since November 2000. Mr. Igdaloff has been a registered investment advisor and the sole proprietor of Rose Capital in Columbus, Ohio, since 1995. Mr. Igdaloff graduated from Indiana University in 1976 with a B.S.B. in Accounting and in 1978 graduated from Ohio State University with a J.D. in law. Mr. Igdaloff is a non-practicing certified public accountant and a non-practicing attorney.

Executive Officer Who Is Not A Director

Stephen J. Benedetti (41), Executive Vice President, Chief Financial Officer and Secretary. Mr. Benedetti serves at the discretion of Dynex Capital’s board of directors. Mr. Benedetti has served as Executive Vice President, Chief Financial Officer and Secretary since September 2001. From May 2000 to September 2001, Mr. Benedetti was the Acting Chief Financial Officer and Acting Secretary. From October 1997 until August 2001, Mr. Benedetti served as Vice President and Treasurer of Dynex Capital; and from September 1994 until December 1998, he served as Vice President and Controller. From March 1992 until September 1994, he served as Director of Accounting and Financial Reporting for National Housing Partnerships, a national multifamily housing syndicator and property management concern. Mr. Benedetti also served as audit manager for Deloitte & Touche from 1985 to 1992, where he provided audit and consulting services to various clients primarily in the financial services and real estate development industries. Mr. Benedetti graduated from Virginia Tech in 1985 with a bachelor’s degree in accounting and became a certified public accountant in 1986.

Employment Agreement

Mr. Benedetti is currently employed under an employment agreement with Dynex Capital, effective March 18, 2002. Mr. Benedetti’s prior employment agreement dated September 4, 2001, was made a part of the new agreement. Under the new agreement, which expires June 30, 2004, Mr. Benedetti receives his current base salary of $180,000 per annum, adjusted each January 1st for inflation. Mr. Benedetti received incentive compensation of $120,000 on June 30, 2002 and, thereafter is entitled to receive up to 66.7% of his base salary for the period ending each June 30th as approved by Dynex Capital’s compensation committee. The employment agreement will terminate in the event of Mr. Benedetti’s death or total disability, may be terminated by Dynex Capital with “cause” (as defined in the agreement) or for any reason other than cause, and may be terminated by the resignation of Mr. Benedetti. If the employment agreement is terminated by Dynex Capital for any reason other than cause, total disability or death, then Dynex Capital shall pay to Mr. Benedetti his salary for a period equal to the lesser of one year, or through the expiration date of the employment agreement. Dynex Capital has also agreed to give Mr. Benedetti six months notice if his employment agreement will not be renewed.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Ownership

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as of March 5, 2004, by: (a) each director of Dynex Capital, (b) each of Dynex Capital’s sole executive officer, (c) all directors and the executive officer of Dynex Capital as a group, and (d) all other stockholders known by Dynex Capital to be beneficial owners of more than 5% of the outstanding shares of any series of Dynex Capital stock. Unless otherwise indicated, each person has sole investment and sole voting power with respect to the securities shown.

	Number of Shares Beneficially Owned								Percent Beneficially Owned (%) (1)
Name	Common (2)		Series A Preferred		Series B Preferred		Series C Preferred		Common (2)	Series A Preferred	Series B Preferred	Series C Preferred
Stephen J. Benedetti	18,114	(3)	—		—		—		*	—	—	—
J. Sidney Davenport	25,356		—		—		—		*	—	—	—
Thomas H. Potts	326,315	(4)	—		—		—		3.0%	—	—	—
Donald B. Vaden	9,483	(5)	—		—		—		*	—	—	—
Eric P. Von der Porten (4)	140,200		—		1,598		3,225		1.29%	—	*	*
Leon A. Felman	12,570	(7)	—		—		20,847	(8)	*	—	—	3.04%
Barry Igdaloff	22,280	(9)	49,546	(10)	52,820	(11)	67,300	(12)	*	10.04%	7.68%	9.83%
Thomas B. Akin	993,950	(13)	78,621	(14)	132,798	(15)	52,608	(16)	9.14%	15.93%	19.30%	7.68%
Rockwood Partners L.P., Rockwood Asset Management, Inc., as a group (17)	788,500		20,740		21,656		9,612		7.25%	4.20%	3.15%	1.40%
All directors and executive officers as a group (8)	1,548,268		128,167		187,216		143,980		14.24%	25.97%	27.20%	21.02%

*	Less than 1% of the outstanding shares.

(1)	Percentages are based on 10,873,903 shares of Common Stock, 493,595 shares of Series A Preferred Stock, 688,189 shares of Series B Preferred Stock, and 684,893 shares of Series C Preferred Stock outstanding as of March 5, 2004, plus, for each person, the shares that would be issued assuming that person exercises all options he holds that are exercisable within 60 days of March 5, 2004.

(2)	Does not reflect additional shares of Common Stock that holders of Preferred Stock are entitled to receive upon conversion of their Preferred Stock. Currently, two shares of Preferred Stock are convertible into one share of Common Stock.

(3)	Does not include 30,000 stock appreciation rights that vested on June 30, 2002.

(4)	Includes 9,077 shares of Common Stock owned of record by such person’s children and spouse.

(5)	Includes 583 shares of Common Stock owned of record by such person’s spouse.

(6)	Includes 140,200 shares of Common Stock, 1,598 shares of Series B Preferred Stock and 3,225 shares of Series C Preferred Stock held by Leeward Capital, L.P. Mr. Von der Porten is the managing member of Leeward Investments, LLC, which is the general partner of Leeward Capital, L.P.

(7)	Includes 87 shares of Common Stock owned of record by such person’s spouse; 3,600 shares of Common Stock owned of record by The Leon A. Felman Keogh Profit Sharing Plan of which Mr. Felman is the Trustee; 3,150 shares of Common Stock owned of record by Homebaker Brand Profit Sharing Plan of which Mr. Felman is the Trustee; and 1,340 shares of Common Stock held of record by HLF Corporation of which Mr. Felman is an officer.

(8)	Includes 11,670 shares of Series C Preferred Stock owned of record by Homebaker Brand Profit Sharing Plan of which Mr. Felman is the Trustee; 3,687 shares of Series C Preferred Stock owned of record by The Leon A. Felman Keogh Profit Sharing Plan of which Mr. Felman is the Trustee; 350 shares of Series C Preferred Stock owned of record by The Felman Family Trust of which Mr. Felman is the Trustee; and 980 shares of Series C Preferred Stock owned of record by HLF Corporation of which Mr. Felman is an officer.

(9)	Includes 22,280 shares of Common Stock owned by clients of Rose Capital of which Mr. Igdaloff is the sole proprietor. Shares are held with shared power to vote and dispose thereof.

(10)	Includes 29,146 shares of Series A Preferred Stock owned by clients of Rose Capital. Shares are held with shared power to vote and dispose thereof.

(11)	Includes 26,520 shares of Series B Preferred Stock owned by clients of Rose Capital. Shares are held with shared power to vote and dispose thereof.

(12)	Includes 24,900 shares of Series C Preferred Stock owned by clients of Rose Capital. Shares are held with shared power to vote and dispose thereof.

(13)	Includes 440,000 shares of Common Stock held by Talkot Crossover Fund, L.P. Mr. Akin is the managing general partner of Talkot Capital which is the general partner of Talkot Crossover Fund, L.P. Shares are held with shared power to vote and dispose thereof.

(14)	Includes 60,550 shares of Series A Preferred Stock held by Talkot Crossover Fund, L.P. Mr. Akin is the managing general partner of Talkot Capital which is the general partner of Talkot Crossover Fund, L.P. Shares are held with shared power to vote and dispose thereof.

(15)	Includes 81,437 shares of Series B Preferred Stock held by Talkot Crossover Fund, L.P. Mr. Akin is the managing general partner of Talkot Capital which is the general partner of Talkot Crossover Fund, L.P. Shares are held with shared power to vote and dispose thereof.

(16)	Includes 17,909 shares of Series C Preferred Stock held by Talkot Crossover Fund, L.P. Mr. Akin is the managing general partner of Talkot Capital which is the general partner of Talkot Crossover Fund, L.P. Shares are held with shared power to vote and dispose thereof.

(17)	Address: 35 Mason Street, Greenwich, CT 06830. Shares are held with shared power to vote and dispose thereof. Shareholdings as of December 30, 2003 based on information provided by Rockwood Partners, L.P. and Rockwood Asset Management, Inc.

Recent Transactions

Based on Dynex Capital’s records and on information provided to Dynex Capital by its directors, executive officers, affiliates and subsidiaries, neither Dynex Capital nor any of its affiliates or subsidiaries nor, to the best of Dynex Capital’s knowledge, any of the directors or executive officers of Dynex Capital or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock during the 60 days prior to the date of this proxy statement, except as described below.

According to a filing with the Securities and Exchange Commission by Thomas Potts, a director and former President of Dynex Capital, Mr. Potts transferred his Dynex Capital 401(k) account to an IRA account administered by a different financial institution. In connection with this transfer, Dynex Capital’s 401(k) plan administrator was required to sell the securities held in Mr. Potts’ Dynex Capital 401(k) plan account (which included 19,356 shares of Dynex Capital Common Stock); this sale took place on on December 30, 2003 at a price of $6.10 per share. On January 6, 2004, Mr. Potts instructed the administrator of his IRA account to purchase an identical number of shares of Dynex Capital Common Stock in order to effectively reverse the sale transaction. On January 9, 2004, the administrator of Mr. Potts’ IRA account purchased 2,000 shares at a price of $6.18 per share, 2,900 shares at a price of $6.15 per share and 100 shares at a price of $6.14 per share. On January 13, 2004, the administrator of Mr. Potts’ IRA account purchased 1,100 shares at a price of $6.45 per share. On January 15, 2004, the administrator of Mr. Potts’ IRA account purchased 5,000 shares at a price of $6.76 per share. On January 16, 2004, the administrator of Mr. Potts’ IRA account purchased 200 shares at a price of $6.75 per share. On January 23, 2004, the administrator of Mr. Potts’ IRA account purchased 5,000 shares at a price of $7.35 per share. On January 26, 2004, the administrator of Mr. Potts’ IRA account purchased 3,056 shares at a price of $7.40 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Dynex Capital and a former affiliate, Dynex Commercial, Inc. (“DCI”), entered into a litigation cost sharing agreement in 2001, whereby the parties set forth how the costs of defending against certain litigation in which both Dynex Capital and DCI have been named as defendants would be shared. Dynex Capital agreed to fund all costs of such litigation, including DCI’s portion. The costs funded by Dynex Capital are considered loans and bear simple interest at the prime rate of interest plus 8% per annum. Until December 2000, DCI was a subsidiary of Dynex Holding, Inc. (“DHI”), an affiliate of Dynex Capital which was merged into Dynex Capital in December 2000. All litigation against DCI relates to the activities of DCI while it was a subsidiary of DHI. As of December 31, 2003, Dynex Capital had funded $3.0 million in aggregate litigation costs, including settlement amounts. DCI has no assets. ICD Holding, Inc. is the sole stockholder of DCI. Mr. Potts and Mr. Benedetti are the stockholders of ICD Holding, Inc.

Dynex Capital and Dynex Commercial, Inc. (“DCI”), formerly an affiliate of Dynex Capital and now known as DCI Commercial, Inc., were defendants in state court in Dallas County, Texas in the matter of Basic Capital Management et al (collectively, “BCM” or “the plaintiffs”) versus Dynex Commercial, Inc. et al. The suit was filed in April 1999 originally against DCI, and in March 2000, BCM amended the complaint and added Dynex Capital as a defendant. The complaint, which was further amended during pretrial proceedings, alleged that, among other things, DCI and Dynex Capital failed to fund tenant improvement or other advances allegedly required on various loans made by DCI to BCM, that were subsequently acquired by us; that DCI breached an alleged $160 million “master” loan commitment entered into in February 1998; and that DCI breached another alleged loan commitment of approximately $9 million. The trial commenced in January 2004 and in February 2004, the jury in the case rendered a verdict in favor of one of the plaintiffs and against Dynex Capital on the alleged breach of the loan agreements for tenant improvements and awarded that plaintiff damages in the amount of $0.25 million. The jury also awarded the plaintiffs attorneys fees in the amount of $2.1 million. The jury entered a separate verdict against DCI in favor of BCM under two mutually exclusive damage models, for $2.2 million and $25.6 million, respectively. The verdict, any judgment, and the apportionment of the award of attorneys fees between Dynex Capital and DCI, if appropriate, remains subject to the outcome of post-judgment motions pending or to be filed with the trial court. We do not believe that we have any legal responsibility for the verdict against DCI. Plaintiffs are seeking to set-off any damages that may be awarded against obligations to or loans held by DCI or Dynex Capital, as applicable. The plaintiffs may attempt to include loans that have been pledged by us as securitized finance receivables in non-recourse securitization financings. We are vigorously contesting plaintiffs’ claims, including whether any plaintiff is entitled to any judgment.

INDEPENDENT ACCOUNTANTS

Dynex Capital’s financial statements for 2003 have been audited by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are not expected to attend the special meeting.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to present at the 2004 Annual Meeting of Stockholders and to have included in Dynex Capital’s proxy materials must have been received in writing by the Secretary of Dynex Capital prior to December 12, 2003. No proposals of stockholders were delivered to Dynex Capital by February 25, 2004, the deadline for submission of proposals the 2004 Annual Meeting.

INCORPORATION BY REFERENCE

Dynex Capital hereby incorporates by reference into this proxy statement the following:

•	Dynex Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March , 2004, a copy of which accompanies this proxy statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Copies of these materials may be received without charge upon request from Dynex Capital at the following address:

Dynex Capital, Inc.

4551 Cox Road, Suite 300

Glen Allen, Virginia 23060

Attn: Secretary

OTHER BUSINESS

No other matters are to be presented for action at the special meeting other than as set forth in this proxy statement. If other matters should properly come before the special meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

By Order of the Board of Directors

Stephen J. Benedetti
Executive Vice President and Chief Financial Officer

Glen Allen, Virginia

March             , 2004